UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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ALLISON TRANSMISSION HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Allison Transmission®

NOTICE OF 2021 ANNUAL MEETING AND PROXY STATEMENT

Letter from our President and Chief Executive Officer

Dear Fellow Stockholder:
I am pleased to present the 2021 Allison Transmission Holdings, Inc., or Allison, proxy statement, which contains information about Allison’s strategic direction, corporate responsibility and sustainability efforts, executive compensation, governance and Board of Directors’ composition. It is my pleasure, along with our Board of Directors, or Board, to invite you to the 2021 annual meeting of stockholders, or the Annual Meeting, of Allison. This year’s meeting will be held on Wednesday, May 5, 2021 at 11:00 a.m. Eastern Time. Due to concerns relating to the coronavirus pandemic (COVID-19), and to support the health and well-being of our stockholders, we will have a virtual-only Annual Meeting in 2021, conducted exclusively via live webcast at www.virtualshareholdermeeting.com/ALSN2021. There will not be a physical location for our Annual Meeting, and you will not be able to attend the meeting in person.
You will find information regarding the business to be conducted at the Annual Meeting in the attached Notice of 2021 Annual Meeting of Stockholders and Proxy Statement, including information you should consider when you vote your shares. We are sending our stockholders a Notice of Internet Availability of Proxy Materials, our 2020 Annual Report to Stockholders and other proxy materials via the Internet. This electronic process gives you fast, convenient access to the materials, diminishes our impact on the environment and reduces our printing and mailing costs. A paper copy of these materials can be requested using one of the methods described in the materials.
Whether or not you plan to attend the Annual Meeting, your vote is important, and we encourage you to vote promptly. You may vote your shares by telephone, via the Internet or, if you received a paper copy of the proxy materials, by signing, dating and returning your proxy card or voting instruction form.
Our Board unanimously recommends that you vote:
(1)	“FOR” the election of the nine director nominees named in this proxy statement;
(2)	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2021; and
(3)	“FOR” the approval of, in an advisory non-binding vote, the compensation paid to our named executive officers.
2020 was an unprecedented year. Severe disruptions to the global economy as a result of the COVID-19 pandemic led to substantial volatility in demand for our products and considerable labor and supply chain constraints. Despite these challenges, Allison was able to maintain the uninterrupted delivery of our products, and the generation of earnings and positive cash flow, thanks to the commitment, dedication and resilience of Allison’s employees, customers, suppliers and communities.
As we continue to navigate this critical period, our priority remains the health and well-being of Allison’s extended family. Safety measures and precautions that have been implemented throughout the pandemic remain in place today, and Allison is now providing onsite COVID-19 testing to our employees in Indianapolis.
Also during 2020, Allison settled a total of $225 million of share repurchases, or over 5 percent of outstanding shares, and completed an opportunistic refinancing of our long-term debt, resulting in anticipated annual savings of $13 million in cash interest expense, with the earliest maturity due in 2026.
We also engaged in prudent cost management efforts throughout the year while continuing to fund significant investments in engineering – research and development, and capital expenditures in an effort to position Allison to capitalize on growth opportunities across all of our end markets for years to come.
I appreciate your continued interest in and support of our Company and look forward to speaking to you at the Annual Meeting.
Sincerely,

David S. Graziosi
President and Chief Executive Officer

Notice of 2021 Annual Meeting of Stockholders

Wednesday, May 5, 2021
11:00 a.m. Eastern Time
To be held virtually at www.virtualshareholdermeeting.com/ALSN2021
Record Date
March 8, 2021
Items of Business
(1)	To elect nine directors to serve until the 2022 annual meeting of stockholders;
(2)	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2021;
(3)	An advisory non-binding vote to approve the compensation paid to our named executive officers; and
(4)	To transact other business that may properly come before the Annual Meeting, or any adjournments or postponements thereof.
Admission
In order to attend the Annual Meeting, please visit www.virtualshareholdermeeting.com/ALSN2021 and enter the 16-digit control number included in your Notice of Internet Availability of Proxy Materials or on your proxy card or voting instruction form. Online access to the 2021 Annual Meeting will begin at 10:45 p.m. Eastern Time on May 5, 2021 to allow time to log-in and test your device’s audio system. We encourage you to access the 2021 Annual Meeting in advance of the designated start time.
Voting
Your Vote is Important. Please vote your shares at your earliest convenience. This will ensure the presence of a quorum at the Annual Meeting. Promptly voting your shares via the Internet, by telephone, or, if you received a paper copy of the proxy materials, by signing, dating, and returning the accompanying proxy card or voting instruction form will save the expense and extra work of additional solicitation. Submitting your proxy now will not prevent you from voting your shares online during the live webcast of the Annual Meeting, as your proxy is revocable at your option.
Our Board unanimously recommends that you vote:
(1)	“FOR” the election of each of the nine director nominees named in this proxy statement;
(2)	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2021; and
3)	“FOR” the approval of, in an advisory non-binding vote, the compensation paid to our named executive officers.
On or about Friday, March 26, 2021, we will mail to our stockholders either (1) a copy of this proxy statement, a proxy card and our 2020 Annual Report to Stockholders or (2) a Notice of Internet Availability of Proxy Materials, which will indicate how to access our proxy materials and vote via the Internet.
The Notice of Internet Availability of Proxy Materials, proxy statement, form of proxy card and our 2020 Annual Report to Stockholders are available at www.proxyvote.com.
The accompanying proxy statement provides a detailed description of the business to be conducted at the Annual Meeting. We urge you to read the accompanying proxy statement carefully and in its entirety.
By order of the Board of Directors

Eric C. Scroggins
Vice President, General Counsel and Secretary

Questions and Answers about the Annual Meeting and Voting	1

Why did I receive a Notice of Internet Availability of Proxy Materials?	1
Who is entitled to vote at the Annual Meeting?	1
How can I participate in the virtual Annual Meeting?	1
How can I submit questions at the virtual Annual Meeting?	1
What will I be voting on at the Annual Meeting and how does our Board recommend that I vote?	2
What does it mean if I receive more than one Notice, proxy card or voting instruction form?	2
What is the difference between holding shares as a stockholder of record and as a beneficial owner?	2
How do I vote?	2
May I change my vote after I have submitted a proxy?	3
Is my vote confidential?	3
Who will serve as the proxy tabulator and inspector of election?	3
What vote is required to approve each proposal?	4
Who is paying for the cost of this proxy solicitation?	4
Is there a list of stockholders entitled to vote at the Annual Meeting?	5
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?	5
Could other matters be decided at the Annual Meeting?	5
What is Allison’s Internet address?	5

Corporate Governance	6

Policies on Corporate Governance	6
Board Leadership Structure	6
Board Role in Risk Oversight	6
Director Independence	7
Majority Vote Standard for Election of Directors	7
Nominations for Directors	7
Director Qualifications	7
Stockholder Communication with our Board	8

Our Commitment to Environmental, Social and Governance Responsibility	9

Environmental	9
Social	10
Governance	10

Certain Relationships and Related Person Transactions	11

Meetings and Committees of our Board	12

Board Composition	12
Board Meetings, Attendance and Executive Sessions	12
Board Committees	12
The Audit Committee	13
The Compensation Committee	13
The Nominating and Corporate Governance Committee	13
The Finance Committee	14
Compensation Committee Interlocks and Insider Participation	14

Allison Transmission Holdings, Inc.
One Allison Way
Indianapolis, Indiana 46222
This proxy statement is being provided to stockholders on or about March 26, 2021 in connection with the solicitation by the Board of Directors, or Board, of Allison Transmission Holdings, Inc., referred to in this proxy statement as Allison, we, us, our or the Company, of proxies to be voted at the 2021 annual meeting of stockholders, or the Annual Meeting, and at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of 2021 Annual Meeting of Stockholders. The Annual Meeting will be held at 11:00 a.m. Eastern Time on Wednesday, May 5, 2021 via live webcast at www.virtualshareholdermeeting.com/ALSN2021.

Questions and Answers about the Annual Meeting and Voting

Why did I receive a Notice of Internet Availability of Proxy Materials?
You are receiving this proxy statement because you owned shares of Allison common stock at the close of business on March 8, 2021, which is the record date for the Annual Meeting, or the Record Date, and that entitles you to vote at the Annual Meeting. By use of a proxy, you can ensure your shares are voted whether or not you attend the virtual Annual Meeting.
We are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On or about March 26, 2021, we mailed a Notice of Internet Availability of Proxy Materials, or Notice, to certain of our stockholders. The Notice contains instructions about how to access our proxy materials and vote via the Internet. If you received a Notice and would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice. If you previously chose to receive our proxy materials electronically, you will continue to receive access to these materials via email unless you elect otherwise.
Who is entitled to vote at the Annual Meeting?
Holders of our common stock outstanding at the close of business on the Record Date are entitled to vote their shares at the Annual Meeting. As of the Record Date, 111,117,016 shares of our common stock were issued and outstanding. Each share of our common stock is entitled to one vote on each matter properly brought before the Annual Meeting.
The presence at the Annual Meeting in person or by proxy of the holders of record of a majority in voting power of the shares entitled to vote at the meeting, or 55,558,509 shares, will constitute a quorum for the transaction of business at the Annual Meeting.
How can I participate in the virtual Annual Meeting?
Due to concerns relating to the COVID-19 pandemic, we will have a virtual-only Annual Meeting in 2021. To participate in the virtual meeting, please visit www.virtualshareholdermeeting.com/ALSN2021 and enter the 16-digit control number included in your Notice or on your proxy card or voting instruction form. You may begin to log into the meeting platform beginning at 10:45 a.m. Eastern Time on Wednesday, May 5, 2021. The meeting will begin promptly at 11:00 a.m. Eastern Time.
How can I submit questions at the virtual Annual Meeting?
If you wish to submit a question during the Annual Meeting, you may log into www.virtualshareholdermeeting.com/ALSN2021 and enter your 16-digit control number and enter a question at the applicable place and click “submit.” We will answer questions relevant to meeting matters that comply with the meeting rules of conduct during the Annual Meeting.

2021 PROXY STATEMENT	[1]

What will I be voting on at the Annual Meeting and how does our Board recommend that I vote?
There are three proposals that stockholders will vote on at the Annual Meeting:
•	Proposal No. 1: To elect nine directors to serve until the 2022 annual meeting of stockholders, or until their successors are duly elected and qualified;
•	Proposal No. 2: To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2021; and
•	Proposal No. 3: An advisory non-binding vote to approve the compensation paid to our named executive officers.
Our Board recommends that you vote:
•
Proposal No. 1: “FOR” the election of each of the nine directors nominated by our Board to serve until the 2022 annual meeting of stockholders, or until their successors are duly elected and qualified;

•	Proposal No. 2: “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2021; and
•	Proposal No. 3: “FOR” the approval of, in an advisory non-binding vote, the compensation paid to our named executive officers.
G. Frederick Bohley and David S. Graziosi, two of our executive officers, have been selected by our Board to serve as proxy holders for the Annual Meeting. All shares of our common stock represented by properly delivered proxies received in time for the Annual Meeting will be voted at the Annual Meeting by the proxy holders in the manner specified by the stockholder. If you sign and return a proxy card without indicating how you want your shares to be voted, the persons named as proxies will vote your shares in accordance with the recommendations of our Board.
What does it mean if I receive more than one Notice, proxy card or voting instruction form?
If you received more than one Notice, proxy card or voting instruction form, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions included on each Notice, proxy card and voting instruction form to ensure that all of your shares are voted.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company LLC, you are considered, with respect to those shares, the “stockholder of record.” The Notice has been or will be sent directly to you, unless you previously requested printed copies of our proxy materials.
If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares held in street name. The Notice has been or will be sent to you by your broker, bank or other holder of record who is considered, with respect to those shares, to be the stockholder of record, unless you previously requested printed copies of our proxy materials. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote the shares in your account.
How do I vote?
Stockholder of Record. If you are a stockholder of record, you may vote by using any of the following methods:
•
Through the Internet. You may vote by proxy through the Internet no later than 11:59 p.m., Eastern Time, on May 4, 2021 by following the instructions on the Notice or the instructions on the proxy card if you request printed copies of the proxy materials by mail.

•
By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling no later than 11:59 p.m., Eastern Time, on May 4, 2021 the toll free number found on the proxy card and following the recorded instructions.

2	2021 PROXY STATEMENT

•
By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by completing, signing and dating the proxy card and sending it back in the envelope provided. Properly executed proxies that are received in time and not subsequently revoked will be voted as instructed on the proxy card.

•
During the Annual Meeting. If you attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/ALSN2021 and entering the 16-digit control number included in your Notice or on your proxy card, you may vote your shares online during the live webcast. We encourage you, however, to vote by proxy through the Internet, by telephone or by mail even if you plan to attend the Annual Meeting so that your shares will be voted in the event you later decide not to attend the Annual Meeting.

Beneficial Owners. If you are a beneficial owner of shares held in street name, you may vote by using any of the following methods:
•
Through the Internet. You may vote by proxy through the Internet no later than 11:59 p.m., Eastern Time, on May 4, 2021 by following the instructions provided in the Notice or the instructions on the voting instruction form if you request printed copies of the proxy materials by mail.

•
By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling no later than 11:59 p.m., Eastern Time, on May 4, 2021 the toll free number found on the voting instruction form and following the recorded instructions.

•
By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by completing, signing and dating the voting instruction form and sending it back in the envelope provided. Properly executed voting instruction forms that are received in time and not subsequently revoked will be voted as instructed on the voting instruction form.

•
During the Annual Meeting. If you attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/ALSN2021 and entering the 16-digit control number included in your Notice or on your voting instruction form, you may vote your shares online during the live webcast. We encourage you, however, to vote by proxy through the Internet, by telephone or by mail even if you plan to attend the Annual Meeting so that your shares will be voted in the event you later decide not to attend the Annual Meeting.

May I change my vote after I have submitted a proxy?
If you are a stockholder of record, you have the power to revoke your proxy at any time by:
•	delivering to our General Counsel and Secretary an instrument revoking the proxy;
•	delivering a new proxy in writing, through the Internet or by telephone, dated after the date of the proxy being revoked; or
•	attending the Annual Meeting and voting online during the live webcast (attendance without casting a vote online during the Annual Meeting will not, by itself, constitute revocation of a proxy).
If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record. You may also revoke your previous voting instructions by voting online during the live webcast of the Annual Meeting.
Is my vote confidential?
We maintain the confidentiality of the votes of individual stockholders. Proxy forms and voting instruction forms returned to brokerage firms, banks and other holders of record are kept confidential. Only the proxy tabulator and the inspector of election have access to the proxy cards and voting instruction forms. The proxy tabulator will disclose information taken from the proxy cards and voting instruction forms only if there is a proxy contest, if the stockholder authorizes disclosure, to defend legal claims or as otherwise required by law. If you write comments on your proxy card or voting instruction form, management may learn how you voted in reviewing your comments.
Who will serve as the proxy tabulator and inspector of election?
A representative from Broadridge Financial Services, Inc. will serve as the independent inspector of election and will tabulate votes cast by proxy or online during the Annual Meeting. We will report the results in a current report on Form 8-K filed with the Securities and Exchange Commission, or SEC.

2021 PROXY STATEMENT	[3]

What vote is required to approve each proposal?
The shares of a stockholder who votes “abstain” on any or all proposals will be included in the number of shares present at the Annual Meeting to determine whether a quorum is present.
If you are a beneficial owner of shares and do not provide the record holder of your shares with specific voting instructions, your record holder may vote on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2021 (Proposal No. 2). However, your record holder cannot vote your shares without specific instructions on the election of directors (Proposal No. 1) and the advisory, non-binding vote to approve the compensation paid to our named executive officers (Proposal No. 3). If your record holder does not receive instructions from you on how to vote your shares on Proposal No. 1 or Proposal No. 3, your record holder will inform the inspector of election that it does not have the authority to vote on that proposal with respect to your shares. This is generally referred to as a “broker non-vote.” Broker non-votes will be included in the number of shares present at the Annual Meeting to determine whether a quorum is present, but they will not be counted in determining the outcome of the vote on Proposal No. 1 or Proposal No. 3.
A proxy that is signed and returned to us will be voted in the manner directed therein. If properly signed and returned, but no such direction is made, any proxy will be voted (i) “FOR” our Board’s nine nominees for director, (ii) “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2021, (iii) “FOR” the approval of, in an advisory, non-binding vote, the compensation paid to our named executive officers and (iv) in the discretion of the proxies on such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
The following table summarizes the votes required for passage of each proposal and the effect of abstentions and broker non-votes.
Proposal	Vote Required	Impact of Abstentions and Broker Non-Votes, if any
No. 1 To elect nine directors	A nominee for director is elected only if the number of votes cast “FOR” a nominee’s election exceeds the number of “AGAINST” votes cast with respect to the nominee’s election	Abstentions and broker non-votes will not affect the outcome of the vote
No. 2 To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2021	Approval by a majority of the voting power of the shares entitled to vote on this proposal represented in person or by proxy	Abstentions will have the same effect as votes against the proposal; brokers can vote in their discretion on this proposal
No. 3 An advisory, non-binding vote to approve the compensation paid to our named executive officers	Approval by a majority of the voting power of the shares entitled to vote on this proposal represented in person or by proxy	Abstentions will have the same effect as votes against the proposal; broker non-votes will not affect the outcome of the vote
Who is paying for the cost of this proxy solicitation?
Our Board is soliciting the proxy accompanying this proxy statement. We will pay all proxy solicitation costs. Proxies may be solicited by our officers, directors and employees, none of whom will receive any additional compensation for their services. These solicitations may be made personally or by mail, facsimile, telephone, messenger, email or the Internet. We will pay persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokers, banks and other holders of record, for the expense of forwarding solicitation materials to the beneficial owners.

4	2021 PROXY STATEMENT

Is there a list of stockholders entitled to vote at the Annual Meeting?
A list of stockholders entitled to vote at the Annual Meeting will be available for ten days prior to the meeting, between the hours of 8:00 a.m. and 4:00 p.m. Eastern Time, at our offices at One Allison Way, Indianapolis, Indiana 46222. If you would like to view the stockholder list at our offices, please contact our General Counsel and Secretary to schedule an appointment.
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
To reduce costs and diminish the environmental impact of our Annual Meeting, a single Notice or a single proxy statement and 2020 Annual Report to Stockholders, along with individual proxy cards, will be delivered in one envelope to certain stockholders having the same last name and address and to individuals with more than one account registered at our transfer agent with the same address, unless contrary instructions have been received from an affected stockholder, a practice commonly referred to as “householding.” Stockholders participating in householding will continue to receive separate proxy cards. We will promptly deliver, upon written or oral request, individual copies of the proxy materials to any stockholder at the shared address to which single copies of those documents were delivered. If you are a stockholder of record and would like to enroll in this householding service or would like to receive individual copies of this year’s and/or future proxy materials, please contact our General Counsel and Secretary by mail at One Allison Way, Indianapolis, Indiana 46222 or by phone at (317) 242-5000. If you are a beneficial owner, you may contact the broker or bank where you hold the account to enroll in this householding service or to receive individual copies of this year’s and/or future proxy materials.
Could other matters be decided at the Annual Meeting?
As of the date of this proxy statement, our Board is not aware of any matters, other than those described in this proxy statement, which are to be voted on at the Annual Meeting. If any other matters are properly raised at the Annual Meeting, however, the persons named as proxy holders intend to vote the shares represented by your proxy in accordance with their judgment on such matters.
What is Allison’s Internet address?
Our Internet address is www.allisontransmission.com. You can access this proxy statement, form of proxy card and our 2020 Annual Report to Stockholders in the Investor Relations section of this Internet address. Allison’s filings with the SEC are available free of charge via a link from this address or directly from the SEC’s website at www.sec.gov. Unless expressly indicated otherwise, information contained on, or accessible through, our website is not a part of this proxy statement. In addition, none of the information on the other websites listed in this proxy statement is a part of this proxy statement. These website addresses are intended to be inactive textual references only.

2021 PROXY STATEMENT	[5]

Corporate Governance

Policies on Corporate Governance
Our Board believes that good corporate governance is important to ensure our business is managed for the long-term benefit of our stockholders. We have adopted a Code of Business Conduct that applies to all directors, officers and other employees. Our Board has adopted Corporate Governance Guidelines, which, in conjunction with our Second Amended and Restated Certificate of Incorporation, Bylaws and Board committee charters, form the framework for our corporate governance. The current version of the Code of Business Conduct, our Board’s Corporate Governance Guidelines and the charters for each of the Audit Committee, Compensation Committee, Finance Committee and Nominating and Corporate Governance Committee are available in the Investor Relations section of our website at ir.allisontransmission.com. We will post on the Investor Relations section of our website any amendment to, or waiver from, a provision of the Code of Business Conduct that applies to any of our directors or executive officers. Our Board regularly reviews corporate governance developments and modifies its Corporate Governance Guidelines, committee charters and key practices as warranted.
Board Leadership Structure
Since 2007, Lawrence E. Dewey has served as Chair of the Board. Effective on June 1, 2018, David S. Graziosi succeeded Mr. Dewey as our Chief Executive Officer, or CEO. In February 2021, Mr. Dewey notified our Board of his decision to not stand for re-election at the Annual Meeting. Effective following the Annual Meeting, the Board appointed Mr. Graziosi to be the next Chair of the Board and named Mr. Dewey to the honorary position of Chairman Emeritus of the Board. Our Board believes that having Mr. Dewey fill the role of Chair of the Board through the date of the Annual Meeting and having Mr. Graziosi fill the role of Chair of the Board after such date is an appropriate and efficient leadership structure. Because Mr. Dewey and Mr. Graziosi are not independent, our Board designated Thomas W. Rabaut to continue to serve as Lead Independent Director. In such position, Mr. Rabaut serves as chairman of executive sessions of the independent directors, calls meetings of the independent directors and communicates the results of such meetings to the Chair of the Board, facilitates communication and serves as a liaison between the independent directors and the Chair of the Board and between the independent directors and management, reviews and approves, in connection with the Chair of the Board, all agendas for meetings of the Board and communicates with major stockholders upon request. Our Board re-evaluates our leadership structure on an ongoing basis and may change it as circumstances warrant.
Board Role in Risk Oversight
While risk management is primarily the responsibility of our management, our Board provides overall risk oversight, focusing on the most significant risks facing us. Our Board oversees the risk management processes that have been designed and are implemented by our executives to determine whether those processes are functioning as intended and are consistent with our business and strategy. Our Board executes its oversight responsibility for risk management directly and through its committees. Our Board’s role in risk oversight has not affected its leadership structure.
The Audit Committee is specifically tasked with overseeing our compliance with legal, ethical and regulatory requirements, discussing our major financial risk exposures, including our risk assessment and risk management processes, with management and receiving information on material legal and regulatory affairs. Our Executive Director, Financial and Tax Reporting coordinates our enterprise risk management process, and the Audit Committee and full Board receive regular reports regarding our enterprise risk management process. The Compensation Committee is tasked with overseeing our compensation-related risk assessment. See “Executive Compensation—Compensation-Related Risk Assessment” below. Our Board’s other committees oversee risks associated with their respective areas of responsibility.
The full Board considers specific risk topics, including risk-related issues pertaining to laws and regulations enforced by the United States and foreign government regulators, risks associated with our business plan and capital structure, risks related to the competitive market in which we operate, and risks related to interruption of our business due to natural disasters, power outages, labor strikes and public health crisis such as pandemics and

6	2021 PROXY STATEMENT

epidemics or the like. In addition, our Board receives reports from members of our management that include discussions of the risks and exposures involved with their respective areas of responsibility. Further, our Board is routinely informed of developments that could affect our risk profile or other aspects of our business.
Director Independence
Our Board’s Corporate Governance Guidelines, which are available on our website as described above, require that our Board be comprised of a majority of directors who qualify as independent directors under the New York Stock Exchange, or NYSE, Listed Company Manual, or the NYSE Manual. Our Board has determined that each of the following non-employee directors is independent under the NYSE Manual: Judy L. Altmaier, Stan A. Askren, David C. Everitt, Alvaro Garcia-Tunon, Carolann I. Haznedar, Richard P. Lavin, Thomas W. Rabaut and Richard V. Reynolds. Our Board has determined that directors Lawrence E. Dewey, who was our employee until June 1, 2018, and David S. Graziosi, who is currently our employee, are not independent.
Majority Vote Standard for Election of Directors
Our Bylaws require directors to be elected by the majority of the votes cast with respect to that director in uncontested elections (the number of shares voted “for” a director must exceed the number of votes cast “against” that director). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. If a nominee who is serving as a director is not elected at the Annual Meeting, under Delaware law the director would continue to serve on the Board as a “holdover director.” However, under our Corporate Governance Guidelines, any director who fails to be elected must tender his or her resignation to the Board. The Nominating and Corporate Governance Committee would then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in the Board’s decision. If a nominee who was not already serving as a director is not elected at the Annual Meeting, under Delaware law that nominee would not become a director and would not serve on the Board as a “holdover director.”
Nominations for Directors
The Nominating and Corporate Governance Committee considers director nominees recommended by stockholders using the same criteria to evaluate candidates received from other sources. See “—Director Qualifications” below. A stockholder who wishes to recommend a director candidate for consideration by the Nominating and Corporate Governance Committee should send the recommendation to our General Counsel and Secretary at One Allison Way, Indianapolis, Indiana 46222, who will then forward it to the Nominating and Corporate Governance Committee. Any recommendation should include a description of the candidate’s qualifications for Board service, the candidate’s written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the stockholder and the candidate for more information. A stockholder who wishes to nominate an individual as a candidate for election at an annual meeting, rather than recommend the individual to the Nominating and Corporate Governance Committee as a nominee, or to include a director nominee in our proxy statement, must comply with the advance notice requirements or our proxy access requirements set forth in our Bylaws and provide the information required by our Bylaws regarding the nominee, the stockholder of record and the beneficial owner, if any. See “Stockholder Proposals at 2022 Annual Meeting” for more information on these procedures.
Director Qualifications
In considering candidates for our Board, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met by a committee-recommended nominee, but may consider the following criteria, among others: personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly-held company; experience in our industry and with relevant social policy concerns; experience as a board member of another publicly-held company; academic expertise in an area of our operations; practical and mature business judgment, including the ability to make independent analytical inquiries; ownership of our stock; and gender and racial diversity. The Nominating and Corporate Governance Committee

2021 PROXY STATEMENT	[7]

and our Board evaluate each individual in the context of our Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.
Our Board is committed to actively seeking qualified candidates who reflect diverse backgrounds, including diversity of gender and race. Our Corporate Governance Guidelines and the Nominating and Corporate Governance Committee charter require diverse candidates to be considered in each search for new Board nominees. Our Board recommends candidates based on the diversity of their business or professional experience, background, talents and perspectives. Our Board considers diversity in the context of the Board as a whole and takes into account the personal characteristics, including gender, ethnicity, age, experience, including financial expertise, and educational and professional background, of current and prospective directors. Our Board believes this process will best facilitate Board deliberations that reflect a broad range of perspectives and lead to a more effective decision-making process.
The following chart highlights each director’s specific skills, knowledge and experience. A lack of a mark does not mean the director does not possess that qualification or skill; rather, a mark indicates a specific area of focus or expertise on which our Board relies most heavily. Each director nominee’s biography describes these qualifications and relevant experience in more detail.
	Altmaier	Askren	Dewey	Everitt	Garcia- Tunon	Graziosi	Haznedar	Lavin	Rabaut	Reynolds
Accounting and Financial	✔	✔			✔	✔		✔	✔	✔
Automotive/Trucking Industry	✔		✔			✔	✔	✔	✔
Business Strategy/M&A	✔	✔	✔		✔	✔	✔	✔	✔	✔
Charitable/Non-Profit	✔	✔	✔	✔	✔		✔		✔	✔
Energy			✔	✔		✔			✔
Government, Contracting and Defense		✔					✔	✔	✔	✔
Human Resources	✔	✔	✔	✔		✔	✔	✔		✔
Information Technology/ Cybersecurity		✔		✔	✔	✔	✔		✔	✔
International	✔	✔	✔	✔	✔	✔	✔	✔	✔	✔
Manufacturing	✔	✔	✔	✔	✔	✔	✔	✔	✔	✔
Operations/Supply Chain/Logistics	✔	✔	✔	✔	✔	✔	✔	✔	✔	✔
Public Company and Corporate Governance	✔	✔	✔	✔	✔	✔	✔	✔	✔	✔
R&D/ Product Development	✔	✔		✔	✔		✔	✔	✔	✔
Regulatory			✔		✔	✔				✔
Sales and Marketing	✔	✔	✔	✔			✔	✔	✔
Stockholder Communication with our Board
Our Board has implemented a process whereby our stockholders and all interested parties may send communications to our Board’s attention. Any stockholder or interested party desiring to communicate with our Board, or one or more specified members thereof, should communicate (i) in writing addressed to Allison Transmission Holdings, Inc., Board of Directors, Attention: General Counsel and Secretary, One Allison Way, Indianapolis, Indiana 46222, (ii) via email at stockholders@allisontransmission.com or (iii) via telephone at (317) 242-4425. Our Board has instructed our General Counsel and Secretary to promptly forward all such communications to the specified addressees thereof. With respect to correspondence received by the Company that is addressed to one or more directors, the Board has requested that the following items not be distributed to directors because they generally fall into the purview of management, rather than the Board: junk mail and mass mailings, service complaints and inquiries, resumés and other forms of job inquiries, solicitations for charitable donations, surveys, business solicitations, and advertisements.

8	2021 PROXY STATEMENT

Our Commitment to Environmental, Social and Governance Responsibility

We believe that sound corporate citizenship and attention to governance and environmental principles are essential to our success and creating long-term value for our stockholders. We are committed to operating with integrity, contributing to the local communities in which we live and work, promoting inclusion and diversity, developing our employees and focusing on being thoughtful environmental stewards. The Nominating and Corporate Governance Committee is responsible for overseeing our positions on, and policies with respect to, our environmental, social and governance, or ESG, efforts. To support the Nominating and Corporate Governance Committee’s responsibility, we have established an internal ESG working group to oversee Allison’s policies, initiatives and reporting relative to ESG. This committee is a cross-functional team from various areas of the Company, including legal and compliance, enterprise risk management, investor relations, purchasing, product engineering, marketing, sales and service, human resources and operations.
We will publish our first ESG report prior to the Annual Meeting, which will be available on our website at https://www.allisontransmission.com/company/corporate-responsibility. Below are some of the ways in which we demonstrated our commitment to the environment, our employees and communities, and responsible governance in 2020.
Environmental
Our propulsion solutions, including fully automatic transmissions, electric hybrid propulsion solutions and fully electric propulsion solutions, enable users to reduce their impact on the environment compared to alternative technologies through increased fuel efficiency and lower emissions. Our products are also capable of utilizing clean burning alternative fuels, such as compressed and liquefied natural gas.
During 2020 we continued to invest in developing new facilities and technologies to improve the fuel efficiency and emissions savings of our existing products, as well as in electric hybrid and fully electric propulsion solutions. Examples include:
•
Electrified propulsion. From 2018 through 2020, we have invested approximately $250 million dollars to advance electrified propulsion technology. We have state-of-the-art and proprietary manufacturing and development infrastructure in place, including our recently completed 110,000 square foot electric axle development and manufacturing facility in Auburn Hills, Michigan and our recently unveiled Vehicle Environmental Test (VET) Center in Indianapolis.

•
Vehicle Environmental Test Center. Opened in 2020, the VET Center is an industry-leading facility that allows original equipment manufacturers, body builders, suppliers and end-users to satisfy their medium- and heavy-duty vehicle testing needs in a single, environment-controlled location year-round that provides repeatable, reliable and seasonally independent conditions for required testing. Customers are now facing increasing system complexity, expanding regulatory requirements and higher demand for ever-faster time-to-market requirements. The VET Center’s one-stop chassis testing can shorten product development cycles dramatically, facilitating efficiency and ultimately cutting down the costs and time of bringing products to market.

•
eGen Power. The eGen PowerTM product family is a new series of fully integrated electric axles, designed to fit between the wheels of heavy-duty trucks and buses, replacing the vehicle’s traditional powertrain system. In 2020, Allison unveiled the eGen Power 100D, as the first electric axle variant within the eGen Power series of products. The eGen Power 100D is one of the most powerful and fully integrated e-axle systems in the world for medium- and heavy-duty trucks. It features two electric motors and a two-speed transmission integrated into the central housing, facilitating a high starting gradeability, top speed and efficiency as well as an optional differential lock. These performance and efficiency advantages translate directly to wide-ranging duty cycles and increased range capability or a reduction in the battery pack size for the electric truck, optimizing the economic value delivered to the end-user.

•
Innovation Center. In 2020, we continued to fund our previously announced Innovation Center, which we expect will be completed in 2021. The Innovation Center will feature expanded and unique virtual and

2021 PROXY STATEMENT	[9]

physical system simulation capabilities, including development and validation, functional safety and regulatory compliance, focused on fuel efficiency and greenhouse gas emissions reduction. Once complete, the Innovation Center, combined with our VET Center, will significantly enhance Allison’s proprietary product development and vehicle testing capabilities.
In addition, our Environmental Management Policy consists of three critical elements:
•	Adherence to the law—It’s paramount to how we do business. We seek to meet or exceed environmental standards and promote transparency in all of our activities.
•	Pollution Prevention—We work actively with local communities, government agencies and environmental experts to develop cohesive anti-pollution programs for our facilities.
•	Continuous Improvement—Whether it relates to our products, our manufacturing practices or our environmental practices, we seek improvement in everything we do.
We utilize ISO 14001 processes and procedures to manage our environmental management system. Every year since 2008, we have achieved “landfill-free” certification while also decreasing energy and water usage at our Indianapolis headquarters and India manufacturing facility.
Social
Our People. At Allison, we believe in the power of our people, our processes and our products. Our people continue to be one of the most critical components in our continued success, the delivery of our values and the execution of our growth initiatives. We recognize the power of different thought, accept and respect each individual, and strive to create an inclusive workplace where everyone can reach their full potential, driving innovation and business results. In support of this belief, in 2020 our inclusion and diversity initiatives focused on establishing an employee-led multicultural resource group, implementing continuous Unconscious Bias Corporate training, participating in career fairs at historically Black colleges and universities, and launching a speaker series to create an open forum on complex and difficult conversations about diversity and inclusion.
Our overriding priority is to protect the health and safety of each employee. As part of our health and safety programs, employees participate in training focused on this topic and metrics are reviewed regularly, including the number of injury incidents that occur and those incidents that result in lost work days. For 2020, we achieved an overall recordable rate of 1.53, meaning that for every 100 employees, 1.53 employees incurred an injury that resulted in recordable medical treatment and the number of lost work days was 0.28, meaning that for every 100 employees, 0.28 individuals experienced an incident that resulted in days away from work.
Our Communities. We are committed to improving the quality of life in the communities where we operate. Our core philanthropic efforts benefit children, self-reliance and education, particularly in the areas of science, technology, engineering and math. In 2020, Allison supported over 35 organizations in our communities with financial contributions. In addition to our corporate giving, our employees volunteer their time and expertise and contribute their hard earned financial resources to give back to their communities. Some of the ways Allison employees impacted their communities in 2020 include organizing food and blood drives, providing gifts to families in need during the holidays, supporting local education and health organizations and remaining a top corporate contributor for United Way of Central Indiana.
Governance
As the people behind the product, we seek to hold ourselves to the highest ethical standards in everything that we do. Quality solutions come from quality people, and integrity is crucial. The Allison Code of Business Conduct emphasizes the importance of driving integrity worldwide by focusing on five pillars: personal integrity, integrity in the workplace, integrity in the marketplace, integrity in our societies and communities, and integrity toward the environment. The Code of Business Conduct applies to all of our employees, officers and directors. The Code of Business Conduct includes expectations regarding issues such as fair treatment and non-discrimination, health and safety, anti-corruption, fair competition, insider trading, environmental protection and child labor and modern slavery.
Our Supplier Code of Conduct requires our suppliers to act consistently with Allison’s approach to integrity, responsible sourcing and supply chain management. The Supplier Code of Conduct addresses, among other things, human rights, health and safety, the environment, and business integrity.

10	2021 PROXY STATEMENT

Certain Relationships and Related Person Transactions

Our Board has adopted a written policy for the evaluation of, and the approval, disapproval and monitoring of, transactions involving us and “related persons.” For purposes of the policy, “related persons” include our executive officers, directors and director nominees or their immediate family members, or stockholders owning five percent or more of our outstanding common stock and their immediate family members.
The policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest. Pursuant to this policy, our management presents to our Nominating and Corporate Governance Committee each proposed related person transaction, including all relevant facts and circumstances relating thereto. Our Nominating and Corporate Governance Committee then:
•
reviews the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, if the transaction is in the best interests of the Company and the extent of the related person’s interest in the transaction; and

•	takes into account the conflicts of interest and corporate opportunity provisions of our Code of Business Conduct.
All related person transactions may only be consummated if our Nominating and Corporate Governance Committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. Certain types of transactions have been pre-approved by our Nominating and Corporate Governance Committee under the policy. These pre-approved transactions include:
•	certain employment and compensation arrangements;
•	transactions in the ordinary course of business where the related person’s interest arises only from:
(i) his or her position as a director of another entity that is party to the transaction;
(ii) an equity interest of less than 10% in another entity that is party to the transaction; or
(iii) a limited partnership interest of less than 10% in another entity that is party to the transaction, subject to certain limitations;
•
transactions in the ordinary course of business where the interest of the related person arises solely from the ownership of a class of equity securities in our Company where all holders of such class of equity securities will receive the same benefit on a pro rata basis; and

•	transactions determined by competitive bids.
No director may participate in the approval of a related person transaction for which he or she is a related person.
Based on information known to us, we believe there were no transactions since January 1, 2020 in which we were or are to be a participant in which the amount involved exceeded or will exceed $120,000, and in which any director, director nominee, executive officer, holder of more than five percent of our common stock at the time of the transaction or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

2021 PROXY STATEMENT	[11]

Meetings and Committees of our Board

Board Composition
Our Board currently consists of ten members. Lawrence E. Dewey is Chair of the Board and Thomas W. Rabaut is Lead Independent Director. The exact number of members on our Board may be modified from time to time exclusively by resolution of our Board. Mr. Dewey is not seeking reelection at the Annual Meeting. The Board intends to reduce the size of the Board from ten to nine members effective as of the date of the Annual Meeting rather than fill the vacancy created by Mr. Dewey’s decision to not stand for reelection. Effective following the Annual Meeting, the Board has appointed Mr. Graziosi to be Chair of the Board.
Board Meetings, Attendance and Executive Sessions
Our Board meets on a regularly scheduled basis during the year to review significant developments affecting us and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. Members of senior management regularly attend meetings of our Board and its committees to report on and discuss their areas of responsibility. Directors are expected to attend Board meetings, meetings of committees on which they serve and stockholder meetings. During 2020, our Board held 17 meetings and committees of our Board held a total of 26 meetings. Each of our directors attended 75% or more of the meetings of our Board and the committees on which he or she served that were held during the period for which he or she was a director or committee member. All of our directors attended our 2020 virtual annual meeting of stockholders.
Each regularly scheduled Board meeting normally concludes with a session between our CEO and the other directors. This provides a platform for discussions outside the presence of the non-Board management attendees, as well as an opportunity for the independent directors to go into executive session (without the CEO and Chair) if requested by any director. The independent directors may meet in executive session, without the Chair, at any time, and are scheduled for such independent executive sessions at each regularly scheduled Board meeting. As Lead Independent Director, Mr. Rabaut presides at executive sessions of independent directors.
Board Committees
Our Board directs the management of our business and affairs as provided by Delaware law and conducts its business through meetings of our Board and four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Finance Committee. In addition, from time to time, other committees may be established under the direction of our Board when necessary to address specific issues. The table below shows the current membership of each Board committee and the number of meetings held during 2020:
Director	Audit	Compensation	Nominating and Corporate Governance	Finance
Judy L. Altmaier		X		X
Stan A. Askren	X	X
Lawrence E. Dewey				Chair
David C. Everitt			X	X
Alvaro Garcia-Tunon	Chair			X
David S. Graziosi
Carolann I. Haznedar	X		X
Richard P. Lavin		X	X
Thomas W. Rabaut			Chair
Richard V. Reynolds	X	Chair
2020 Meetings	8	6	4	8

12	2021 PROXY STATEMENT

The membership of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is composed entirely of independent directors and meets the heightened standards of independence for audit committee and compensation committee members, respectively, required by SEC rules and the NYSE Manual.
The Audit Committee
The Audit Committee oversees our accounting and financial reporting processes and the audits of our consolidated financial statements provided by us to any governmental body or the public, and prepares the report of the Audit Committee included under “Report of the Audit Committee” in this proxy statement. The Audit Committee also assists our Board in discharging its oversight responsibilities regarding the integrity of our consolidated financial statements, our compliance with legal, ethical and regulatory requirements, the qualifications and independence of our independent registered public accounting firm and the performance of our internal audit function. The Audit Committee has sole authority to appoint, subject to stockholder ratification, or replace our independent registered public accounting firm and pre-approves the auditing services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms thereof. The Audit Committee reviews and discusses with management and our independent registered public accounting firm our annual audited consolidated financial statements, our quarterly earnings releases and financial statements, and significant financial reporting issues and judgments made in connection with the preparation of our financial statements. The charter of the Audit Committee requires that each member meet the independence and experience requirements of the NYSE, the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations of the SEC.
Our Board has determined that Alvaro Garcia-Tunon qualifies as an “audit committee financial expert” as defined by SEC rules.
The Compensation Committee
The Compensation Committee (i) reviews, approves and/or oversees compensation provided to our executive officers and employees and all agreements and arrangements with respect thereto, (ii) establishes our general compensation policies and (iii) reviews, approves and/or oversees the administration of our employee benefits plans and makes recommendations for stockholder approval of such plans, as applicable.
The Compensation Committee may take into consideration the recommendations of our CEO with respect to the compensation of our other executive officers. The Compensation Committee also discusses with management the Compensation Discussion and Analysis, and, if appropriate, recommends its inclusion in our annual report on Form 10-K and proxy statement and issues the report on its activities which appears under “Executive Compensation—Compensation Committee Report” in this proxy statement. The charter of the Compensation Committee requires that each member meet the independence requirements of the NYSE, the Exchange Act and the rules and regulations of the SEC.
The Compensation Committee has authority to retain the advice and assistance of independent counsel, compensation consultants or other experts or consultants. For 2020, the Compensation Committee retained Semler Brossy Consulting Group, LLC, or Semler Brossy, as its compensation consultant. See “Executive Compensation—Compensation Discussion and Analysis—Compensation Overview—Role of Compensation Consultant” for a description of the services provided to the Compensation Committee by Semler Brossy.
The Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee assists our Board in discharging our Board’s responsibilities regarding identifying qualified candidates to become Board members, selecting nominees for election as directors at our annual meetings of stockholders, selecting candidates to fill any vacancies on our Board and overseeing the annual evaluation of our Board. See “Corporate Governance—Nominations for Directors” and “—Director Qualifications” above for additional information. The Nominating and Corporate Governance Committee approves compensation provided to our directors and all related person transactions and oversees our ESG initiatives. The Nominating and Corporate Governance Committee has the authority to retain any independent counsel, experts or advisors. The charter of the Nominating and Corporate Governance Committee requires that all responsibilities of such committee required under NYSE rules to be performed by directors who satisfy the independence requirements of the NYSE be performed solely by the members of such committee who qualify as independent.

2021 PROXY STATEMENT	[13]

The Finance Committee
The Finance Committee assists our Board in discharging our Board’s responsibilities regarding significant transactions, including strategic investments, mergers and acquisitions and divestitures, capital expenditures, capital structure, including dividends, stock repurchases and borrowing and equity practices, and other financial strategies and special projects. The Finance Committee has the authority to retain its own independent counsel, experts or advisors.
Compensation Committee Interlocks and Insider Participation
During fiscal year 2020, our Compensation Committee consisted of General Reynolds, Messrs. Askren and Lavin and Ms. Altmaier. None of the members of our Compensation Committee during 2020 or as of the date of this proxy statement is or has been one of our officers or employees. During fiscal year 2020, none of our executive officers served as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board or our Compensation Committee.

14	2021 PROXY STATEMENT

Stock Ownership

Security Ownership of Certain Beneficial Owners
The following table sets forth certain information concerning each person (including any group) known to us to beneficially own more than five percent (5%) of our common stock as of March 8, 2021.
Name and Address of Beneficial Owner	Total Number of Shares Owned	Percent of Class
FMR LLC(1) 245 Summer Street Boston, MA 02210	15,674,003	14.1%
The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 19355	11,470,733	10.3%
Boston Partners(3) One Beacon Street 30th FL Boston, MA 02108	6,311,982	5.7%
Burgundy Asset Management Ltd.(4) 181 Bay Street, Suite 4510 Toronto, Ontario M5J 2T3	6,305,312	5.7%
Renaissance Technologies Holdings Corporation(5) Renaissance Technologies LLC 800 Third Avenue New York, NY 10022	6,002,151	5.4%
(1)
This information is based on a Schedule 13G/A filed with the SEC on February 8, 2021. FMR LLC, a parent holding company, has sole power to vote 138,107 shares and sole power to dispose of 15,674,003 shares. Abigail P. Johnson, a director, the Chairman and the Chief Executive Officer of FMR LLC, also has the sole power to dispose of such 15,674,003 shares.

(2)
This information is based on a Schedule 13G/A filed with the SEC on February 10, 2021. The Vanguard Group, an investment advisor, has shared power to vote 85,187 shares, sole power to dispose of 11,292,979 shares and shared power to dispose of 177,754 shares.

(3)
This information is based on a Schedule 13G/A filed with the SEC on February 11, 2021. Boston Partners, an investment adviser, has sole power to vote 5,042,188 shares, shared power to vote 7,061 shares and sole power to dispose of 6,311,982 shares.

(4)
This information is based on a Schedule 13G filed with the SEC on February 12, 2021. Burgundy Asset Management Ltd., an investment advisor, has sole power to vote 5,890,178 shares and sole power to dispose of 6,305,312 shares.

(5)
This information is based on a Schedule 13G filed with the SEC on February 10, 2021 and reflects shares beneficially owned by Renaissance Technologies LLC, an investment adviser, and Renaissance Technologies Holdings Corporation, which has majority ownership of Renaissance Technologies LLC. Renaissance Technologies Holdings Corporation and Renaissance Technologies LLC have sole power to vote 5,926,390 shares and sole power to dispose of 6,002,151 shares.

Security Ownership of Directors and Officers
The following table sets forth information with respect to the beneficial ownership of our common stock as of the close of business on March 8, 2021 by each of our directors, nominees for director and named executive officers, as well as all of our current directors and executive officers as a group.
The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial” owner of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct

2021 PROXY STATEMENT	[15]

the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are not deemed to be outstanding for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.
Except as otherwise indicated in these footnotes, each of the directors and officers listed has, to our knowledge, sole voting and investment power with respect to the shares of common stock. None of the shares owned by our directors and executive officers have been pledged as security.
Name	Total Number of Shares Owned	Percent of Class
Named Executive Officers
David S. Graziosi(1)	353,884	*
G. Frederick Bohley(2)	91,181	*
John M. Coll(3)	42,306	*
Michael A. Dick(4)	96,884	*
Randall R. Kirk (5)	341,429	*
Non-Employee Directors
Judy L. Altmaier(6)	7,261	*
Stan A. Askren(7)	25,327	*
Lawrence E. Dewey(8)	48,024	*
David C. Everitt(9)	24,150	*
Alvaro Garcia-Tunon(10)	31,448	*
Carolann I. Haznedar(11)	8,615	*
Richard P. Lavin(12)	24,666	*
Thomas W. Rabaut(13)	55,068	*
Richard V. Reynolds(14)	28,982	*
All current executive officers and directors as a group (16 persons)(15)	1,255,049	1.1%
*	Denotes less than 1.0% of beneficial ownership.
(1)	Includes 72,140 vested, but unexercised, options.
(2)	Includes 37,421 vested, but unexercised, options and 360 shares of common stock held by his spouse.
(3)	Includes 20,025 vested, but unexercised options, and 8,906 shares of common stock held by the John Coll Living Trust dated May 2, 2005.
(4)	Includes 38,742 vested, but unexercised, options.
(5)	Includes 32,021 vested, but unexercised, options.
(6)	Includes 7,085 deferred stock units, or DSUs, and 176 dividend equivalents that could be settled in common stock within 60 days.
(7)	Includes 8,022 DSUs and 187 dividend equivalents that could be settled in common stock within 60 days.
(8)	Includes 3,600 restricted stock units, or RSUs, and 64 dividend equivalents that vest within 60 days and 2,866 DSUs and 121 dividend equivalents that could be settled in common stock within 60 days.
(9)	Includes 21,222 DSUs and 1,338 dividend equivalents that could be settled in common stock within 60 days.
(10)	Includes 30,105 DSUs and 1,343 dividend equivalents that could be settled in common stock within 60 days.
(11)	Includes 8,403 DSUs and 212 dividend equivalents that could be settled in common stock within 60 days.
(12)	Includes 13,056 DSUs and 370 dividend equivalents that could be settled in common stock within 60 days.
(13)	Includes 3,600 RSUs and 64 dividend equivalents that vest within 60 days and 1,051 DSUs and 39 dividend equivalents that could be settled in common stock within 60 days.
(14)	Includes 26,848 DSUs and 2,134 dividend equivalents that could be settled in common stock within 60 days.
(15)
Includes (i) 233,950 vested, but unexercised options, (ii) 7,200 RSUs and 128 dividend equivalents that vest within 60 days, and (iii) 118,658 DSUs and 5,920 dividend equivalents that could be settled in common stock within 60 days.

16	2021 PROXY STATEMENT

Executive Officers

The following table provides information regarding our executive officers as of March 8, 2021.
Name	Age	Position
David S. Graziosi	55	President and Chief Executive Officer
G. Frederick Bohley	52	Senior Vice President, Chief Financial Officer and Treasurer
John M. Coll	58	Senior Vice President, Global Marketing, Sales and Service
Michael A. Dick	59	Senior Vice President, Operations and Purchasing
Randall R. Kirk	65	Senior Vice President, Product Engineering and Planning
Dana J.H. Pittard	62	Vice President, Defense Programs
Eric C. Scroggins	50	Vice President, General Counsel and Secretary
David S. Graziosi
Mr. Graziosi’s biographical information is included under “Proposal No. 1—To elect nine directors.”
G. Frederick Bohley
Mr. Bohley serves as Senior Vice President, Chief Financial Officer and Treasurer, a position he has held since June 2018. Mr. Bohley began his career at Allison in 1991 with the Finance department where he held positions of increasing responsibility, including General Accountant, Tax Specialist, Internal Auditor, Plant Analyst, Manager of Manufacturing Analysis, and Manager of Financial Planning and Analysis. In 2001, Mr. Bohley joined Marketing, Sales and Service, where he held the position of National Account Executive. In 2003, he relocated to Sao Paulo, Brazil as Director of Latin American Operations, and he returned in 2006 as Director of International Marketing and Business Planning. In October 2007, following Allison’s divestiture from General Motors, Mr. Bohley rejoined the Finance department and was promoted to Executive Director of Financial Planning and Analysis, Pricing and International Finance. He added Investor Relations to his responsibilities in January 2013 and Business Planning in August 2014. He was promoted to Vice President, with the added responsibility of the treasury department, in March 2016 and became Treasurer in July 2017. Mr. Bohley was promoted to Vice President, Chief Financial Officer and Treasurer in June 2018, and then to Senior Vice President, Chief Financial Officer in June 2019. He added business development to his responsibilities in December 2018 and Information Systems and Services to his responsibilities in June 2020. Mr. Bohley holds a bachelor’s degree in business, with majors in accounting and finance, from the Kelley School of Business at Indiana University.
John M. Coll
Mr. Coll joined Allison as Senior Vice President, Global Marketing, Sales and Service in October 2016. Prior to joining Allison, Mr. Coll was Vice Present of Sales and Marketing at Gerdau Ameristeel U.S., a manufacturer of steel products, from January 2015 to October 2016. Prior to that, Mr. Coll served fourteen years at Eaton Corporation, or Eaton, most recently as Vice President of Global Marketing for the vehicle group from January 2011 to January 2015. Prior to that, he held a number of other roles at Eaton, including Director of Global Channel Marketing for Eaton Electrical, General Manager of Aftermarket and Vehicle Solutions for Truck Components and Vice President of Sales and Marketing for Truck Components. Prior to joining Eaton, Mr. Coll served thirteen years at Philips Electronics in a variety of sales and distributor relations roles. Mr. Coll earned a bachelor’s degree in business administration from West Virginia University and a Master of Business Administration from the University of Pittsburgh.

2021 PROXY STATEMENT	[17]

Michael A. Dick
Mr. Dick has served as Senior Vice President of Operations and Purchasing since January 2016, with worldwide responsibility for manufacturing, global supply chain, manufacturing engineering and facilities. Prior to that, he had served as Vice President of Purchasing, Supplier Quality and Manufacturing Engineering since August 2012. Mr. Dick joined Allison in July 2006 and previously served in two other key executive positions. As Executive Director of Operations and Plant Manager for the 1000/2000 Series™ manufacturing facility in Indianapolis, a position Mr. Dick held from July 2006 through December 2007, his team significantly improved the manufacturing cost per unit, hours per unit, customer pulls and customer complaint parts per million. As Executive Director of Manufacturing Engineering, a position he held from January 2008 through July 2012, Mr. Dick and the manufacturing engineering team were responsible for the successful launch of the assembly plant in Chennai, India and the relocation of the 3000/4000 Series™ assembly operations to Szentgotthárd, Hungary. Prior to joining Allison, Mr. Dick worked for the New Venture Gear Corp. (a joint venture between General Motors and Chrysler), where he served as the Vice President and Division Manager. In this role, he and his team took a business that had been losing money for a decade and made it profitable. Mr. Dick holds a bachelor’s degree in mechanical engineering technology from Purdue University.
Randall R. Kirk
Mr. Kirk joined Allison in May 1976 and serves as Senior Vice President, Product Engineering and Planning (which title was changed from Senior Vice President, Product Engineering and Program Management on January 1, 2021), a position he has held since August 2014. At the beginning of his career at Allison, he served in a number of roles with increasing responsibility in the Operations and Quality organizations, including Supervisor, General Supervisor, Production Superintendent, Quality/Reliability Manager, and a dual role as Manager of Manufacturing Engineering and Quality and Divisional Program Manager. From 1997 until 2001, Mr. Kirk assumed the responsibilities of Product Team Leader for several product lines. He then served as Director of Customer Support in Marketing, Sales and Service from 2001 until 2007. From 2007 until 2009, Mr. Kirk was Executive Director of the Transition Program Manager Office, leading a cross-functional team with responsibilities for the separation from General Motors. Following the divestiture in 2009, he was appointed as Vice President, Product Engineering before his promotion to Senior Vice President, Product Engineering and Program Management in August 2014.
Dana J.H. Pittard
Mr. Pittard joined Allison in October 2015 as Deputy Vice President of Defense Programs. He was promoted to Vice President, Defense Programs in January 2016. Mr. Pittard retired from the U.S. Army with the grade of Major General (2 Star) after 34 years of active duty. He has commanded Armor and Infantry units at every level from platoon to Division, including command of the 1st Armored Division. His service included multiple combat tours. Mr. Pittard brings a wealth of experience in combat vehicle technology and a deep understanding of the Department of Defense and congressional budget processes. He served as the Director of Operations for the Army Training and Doctrine Command, the organization responsible for defining requirements for combat vehicles. As the commander of Fort Bliss, Texas from 2010 to 2013, he transformed the post into one of the largest operational training installations in the Army and was responsible for a community of over 100,000 soldiers, civilians and family members.
Eric C. Scroggins
Mr. Scroggins joined Allison as Vice President, General Counsel and Secretary in December 2007 and continues to serve in that position. He is responsible for advising our Board and leadership team on legal and business matters, managing our legal affairs and overseeing our Export Compliance and Internal Audit organizations. Prior to joining Allison, Mr. Scroggins served as General Counsel for Product Action International, LLC and was an attorney with the law firm of Ice Miller LLP. Prior to joining Ice Miller LLP, Mr. Scroggins worked for the State of Indiana, serving in various roles with the Indiana State Personnel Department, including Deputy Director.

18	2021 PROXY STATEMENT

Proposal No. 1—To elect nine directors

Our Board currently consists of ten directors serving one-year terms until the next annual meeting of stockholders and until the director’s successor is elected and has qualified. One of our current directors, Mr. Dewey, is not standing for reelection. Our Board intends to reduce the size of the Board from ten to nine directors effective as of the date of the Annual Meeting. Based upon the recommendation of our Nominating and Corporate Governance Committee, our Board has nominated nine directors to be elected to our Board. Proxies cannot be voted for a greater number of persons than the nine director nominees.
Unless indicated otherwise, it is the intention of the persons named in the accompanying proxy card to vote such proxy for the election to our Board of Judy L. Altmaier, Stan A. Askren, David C. Everitt, Alvaro Garcia-Tunon, David S. Graziosi, Carolann I. Haznedar, Richard P. Lavin, Thomas W. Rabaut and Richard V. Reynolds. All of the nominees for director currently serve on our Board. Each of the nominees for director has consented to being named as a nominee in this proxy statement and has indicated a willingness to serve if elected. However, if any such person is unable or unwilling to accept nomination or election, it is the intention of the persons named in the accompanying proxy card to nominate such other person as director as they may in their discretion determine, in which event the shares will be voted for such other person. If for any reason a nominee should become unable or unwilling to accept nomination or election, the proxy holders intend to vote the proxy for the election of such other person as our Board, upon the recommendation of the Nominating and Corporate Governance Committee, may select. Alternatively, our Board may reduce the number of directors to eliminate the vacancy.
The information set forth below states the name of each nominee for director, his or her age, a listing of present and previous employment positions, the year in which he or she first became a director of the Company, other public company directorships held and the key qualifications, experiences, attributes or skills that led to the conclusion that he or she should serve as a director. There is no family relationship among any of our directors, nominees for director or executive officers.

2021 PROXY STATEMENT	[19]

Nominees for Director
Judy L. Altmaier, Director since February 2019

Ms. Judy L. Altmaier, age 59, served as the President of Exmark Manufacturing Co, a subsidiary of The Toro Company, or Toro, a worldwide provider of innovative solutions for the outdoor environment, from 2013 until her retirement in January 2019. Prior to that, she was Vice President, Operations and Quality Management of Toro from 2009 until 2013. Before joining Toro, Ms. Altmaier spent more than 25 years with Eaton, holding positions of increasing responsibility including Vice President of Operations, Auto Group Americas during 2009 and Vice President, General Manager Global Engine Valve Division in Turin, Italy from 2007 until 2009. Ms. Altmaier joined Eaton in 1983 as an accountant. Ms. Altmaier serves on the board of directors of Enerpac Tool Group Corp.

Our Board has concluded that Ms. Altmaier should serve as a director because of her industry experience in manufacturing, operations, supply chain management, mergers and acquisitions and product development and strategy, including in the areas of automation and electrification, developed over her career with Toro and Eaton. In addition, Ms. Altmaier brings significant experience in international operations and execution of growth initiatives to our Board.

Stan A. Askren, Director since March 2016

Mr. Stan A. Askren, age 60, is currently CEO and Founder of Quiet Trail Advisors, a private, senior level strategy and lean business advisory practice. He also serves as an advisor and lean business consultant for Lean Focus, LLC. Mr. Askren served as the chairman of HNI Corporation, or HNI, a family of brands providing products and services for the office and home, from 2004 until his retirement on December 31, 2018 and as CEO of HNI from 2004 until July 2018. Previously, he was the president of HNI from 2003 to April 2018, and executive vice president of HNI from 2001 to 2003. Mr. Askren had worked at HNI for 27 years, including as vice president of marketing, vice president of human resources, and as an executive vice president and president of HNI’s hearth business segment. Mr. Askren has also worked in several industries and previously held multiple executive management and general management positions with Emerson Electric Co., Thomson S.A. and HNI.

Mr. Askren has been a director of Armstrong World Industries, Inc. since 2008 and served as a director of Arctic Cat Inc. from 2012 to 2014 and of HNI from 2003 until 2018. Mr. Askren formerly served on the board of directors of the Iowa Heritage Foundation, the Business and Institutional Furniture Manufacturer’s Association (past chair) and the Iowa Business Council (past chair).

Our Board has concluded that Mr. Askren should serve as a director because of his experience gained from his positions as President and Chief Executive Officer of HNI, along with his broad-based experience in human resources, operations, marketing and multi-channel sales. Mr. Askren has been recognized as an expert in lean operations and business practice. In addition, he has extensive director experience from his service on the boards of HNI, Arctic Cat Inc. and Armstrong World Industries, Inc.

20	2021 PROXY STATEMENT

David C. Everitt, Director since August 2014

Currently retired, Mr. Everitt, age 68, most recently served as Interim Chief Executive Officer of Harsco Corporation, a provider of industrial services and engineered products, from February 2014 to August 2014. Prior to that, Mr. Everitt had been with Deere & Company, or Deere, since 1975, when he joined Deere as an engineer following his graduation from Kansas State University. Over the next nearly four decades, Mr. Everitt held positions of increasing responsibility, most recently responsible for the sales and marketing for all of North America and Asia, as well as global design and production of John Deere tractors and turf and utility, and global Ag Solutions Systems. Mr. Everitt also serves on the board of directors for Brunswick Corporation, Corteva, Inc. and Harsco Corporation and previously served on the board of directors of Nutrien Ltd. and Agrium, Inc.

Our Board has concluded that Mr. Everitt should serve as a director because of his extensive industry experience in sales, marketing and operations, particularly with respect to information technology, gained from his positions as Interim Chief Executive Officer at Harsco Corporation and the President of Deere’s largest division in the areas of engineering, manufacturing and global operations.

Alvaro Garcia-Tunon, Director since January 2016

Alvaro Garcia-Tunon, age 68, retired as the Chief Financial Officer of Wabtec Corporation, or Wabtec, a provider of products and services for the global rail industry, effective January 1, 2014. He remained with Wabtec as a strategic advisor until December 31, 2017. Mr. Garcia-Tunon was named Executive Vice President and Chief Financial Officer for Wabtec in February 2012. Prior to that, he was Executive Vice President, Chief Financial Officer and Secretary of Wabtec since December 2010. Prior thereto, he served as Senior Vice President, Chief Financial Officer and Secretary of Wabtec since 2003. Mr. Garcia-Tunon currently serves on the board of directors of Matthews International Corporation, a leading supplier of brand solutions and memorialization and industrial products, since 2009, and previously served on the board of directors of MSA Safety Incorporated, a global leader in the development, manufacture and supply of safety products that protect people and facility infrastructures from 2012 until 2019. Mr. Garcia-Tunon graduated from the College of William and Mary with a Juris Doctor degree and is a graduate of the University of Virginia with a Bachelor of Science degree in Commerce and Accounting. He is a CPA and a member of the Virginia State Bar.

Our Board has concluded that Mr. Garcia-Tunon should serve as a director because he brings substantial experience in information technology, finance, accounting and the transportation industry from his time at Wabtec, PricewaterhouseCoopers LLP and Arthur Andersen and Co. Having served as the Chief Financial Officer of a public company with global operations, Mr. Garcia-Tunon has leadership skills in international business, corporate governance, risk management and legal matters. He also provides the Board and the Audit Committee, of which he is the chair, the strong financial and accounting skills required to be considered a financial expert.

2021 PROXY STATEMENT	[21]

David S. Graziosi, Director since May 2018

Mr. Graziosi, age 55, serves as President and Chief Executive Officer of Allison, a position he has held since June 2018. Prior to that, Mr. Graziosi served as President, Chief Financial Officer and Assistant Secretary of Allison from January 2016 until June 2018 and Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary since joining Allison in November 2007. Before joining Allison, between 2006 and 2007, Mr. Graziosi served as Executive Vice President and Chief Financial Officer of Covalence Specialty Materials Corporation. Prior to joining Covalence Specialty Materials Corporation, Mr. Graziosi held various positions in the industry, including as Vice President of Finance Precursors and Epoxy Resins at Hexion Specialty Chemicals, Inc. from 2005 to 2006 and Executive Vice President and Chief Financial Officer at Resolution Performance Products LLC from 2004 to 2005. Prior to that, he served as Vice President and Chief Financial Officer of General Chemical Industrial Products Inc., as Finance Director of GenTek Inc., and as Internal Audit Director and Assistant Corporate Controller at Sun Chemical Group B.V. Mr. Graziosi is also a Certified Public Accountant and a Certified Information Systems Auditor (non-practicing).

Our Board has concluded that Mr. Graziosi should serve as a director because of his experience with, and institutional knowledge of, Allison and his significant experience in finance, accounting, international business, operations, manufacturing and risk management.

Carolann I. Haznedar, Director since November 2018

Ms. Haznedar, age 61, held various positions with E.I. du Pont de Nemours and Company, or the DuPont Company, from 1981 until her retirement in June 2016. Most recently, she served as Senior Vice President, Americas for DuPont Performance Materials from September 2015 until June 2016, Senior Vice President, Americas, Packaging & Industrial Polymers from October 2011 until September 2015, and Senior Vice President, Global Packaging & Industrial Polymers from July 2008 until October 2011. Other global businesses she led include Engineering Polymers, focused in the automotive industry, Kevlar® Life Protection, and Elastomers, serving industrial markets. Prior to the DuPont Company, Ms. Haznedar worked for EDO Aire Corporation. Ms. Haznedar serves as a member of the Board of Directors of Harsco Corporation.

Our Board has concluded that Ms. Haznedar should serve as a director because of her substantial operational experience and business leadership developed over her 35-year career with the DuPont Company. In addition, Ms. Haznedar brings extensive experience in driving growth and innovation and global experience with lean organizations to our Board.

22	2021 PROXY STATEMENT

Richard P. Lavin, Director since March 2016

Mr. Richard P. Lavin, age 68, served as President and Chief Executive Officer of Commercial Vehicle Group, Inc., or Commercial Vehicle, a leading global supplier of a full range of cab-related systems for the global commercial vehicle market, from May 2013 until his resignation in November 2015. He was a director of Commercial Vehicle from August 2013 until November 2015. Prior to Commercial Vehicle, Mr. Lavin spent 28 years at Caterpillar Inc., or Caterpillar, where he last served as Group President of Construction Industries and Growth Markets. Throughout his career at Caterpillar, Mr. Lavin held various global roles, including Vice President of the Human Services Division, Vice President of Caterpillar’s Asia Pacific Manufacturing Operations, Chairman of Shin Caterpillar Mitsubishi, and other senior positions in Hong Kong, Bangalore, India, Tokyo, Japan and Beijing, China. Mr. Lavin joined Caterpillar in 1984 as an attorney in the legal department. Mr. Lavin currently serves as a director of ITT Inc. and USG Corporation.

Our Board has concluded that Mr. Lavin should serve as a director because of his vast industry experience as the former President and Chief Executive Officer of Commercial Vehicle. Mr. Lavin brings extensive knowledge of international markets through a 28-year career with Caterpillar that included senior positions in several Asian countries with responsibility for developing and deploying broad-based business strategies and for managing business operations.

Thomas W. Rabaut, Director since August 2007

Mr. Rabaut, age 72, currently serves as an Operating Executive for The Carlyle Group, or Carlyle, a global alternative asset management firm, and has held that position since 2007. In that capacity, he has fulfilled a number of executive roles, including current Chairman of Walbro LLC, and past Chairman of SIGNODE Industries, Veyance Technologies and ARINC Industries, Inc. He also serves on the board of directors of KAMAN Corporation. Mr. Rabaut served on the board of CYTEC Industries Inc. until it was acquired by the SOLVAY Group. Prior to joining Carlyle as an Operating Executive, Mr. Rabaut served as President of Land and Armaments Group of BAE Systems plc from 2005 to 2007. From 1994 to 2005, he was the President and CEO of United Defense Industries, Inc., or United Defense, a global leader in the design, development and production of military systems, including combat vehicles, naval guns, missile launching systems, and the upgrade and repair of U.S. Navy ships until it was acquired by BAE Systems plc in 2005. Prior to his tenure at United Defense, Mr. Rabaut served 17 years in primarily general management positions at FMC Corporation, including business activities in a variety of industries such as power transmission, petroleum equipment and defense.

Mr. Rabaut is a graduate of the United States Military Academy at West Point and the Harvard Graduate School of Business, is a qualified U.S. Army Ranger and served overseas in the U.S. Army as a Military Intelligence Officer from 1971 to 1975. Mr. Rabaut currently serves on the Council of Trustees of the Association of the U. S. Army and on the board of the Washington, DC Chapter of the Posse Foundation.

Our Board concluded that Mr. Rabaut should serve as a director given his extensive senior executive leadership experience across a variety of relevant industries and his current role as an operating executive with Carlyle. Mr. Rabaut’s professional and board experience provides additional perspective about governance, strategy, risk management and succession planning.

2021 PROXY STATEMENT	[23]

Richard V. Reynolds, Director since November 2010

Lieutenant General, United States Air Force (retired) Reynolds, age 72, is owner and principal of the VanFleet Group, LLC, an aerospace consulting company, and has served in that capacity since 2005. Prior to his retirement in 2005, General Reynolds was Vice Commander, Air Force Materiel Command. During his 34 years of active duty Air Force service, he commanded the Aeronautical Systems Center at Wright-Patterson Air Force Base, Ohio and the Air Force Flight Test Center at Edwards Air Force Base, California. He was also Program Executive Officer, Airlift and Trainers in the Pentagon, and Program Director for several major weapon system acquisitions, including the B-2 Spirit. General Reynolds is a graduate of the U.S. Air Force Test Pilot School, Class 79B, and has more than 25 years of hands-on experience in the research, development, program management, test and evaluation of aeronautical systems. He holds Federal Aviation Administration certificates for Airline Transport Pilot and Flight Instructor (Glider), and his logbook shows more than 4,000 flying hours in 72 different military and civil aircraft. Graduating in 1971 from the U.S. Air Force Academy with a Bachelor of Science degree in Aeronautical Engineering, General Reynolds has a Master of Science degree in Mechanical Engineering from California State University, and a Master of Arts degree in National Security and Strategic Studies from the Naval War College. He is a Fellow of the Society of Experimental Test Pilots. General Reynolds previously served on the board of directors of Apogee Enterprises, Inc., Systems & Technology Research LLC and Barco Federal Systems, LLC, and currently is on the board of directors of Advance Integration Technology, GP, LLC. In a volunteer capacity, he has served as Board Chairman and CEO, and is now an Emeritus Trustee, of the Air Force Museum Foundation, Inc. and was a member of the USAF Heritage Program Board of Directors. He is presently a member of the National Veterans Memorial and Museum Advisory Committee; co-founder, Vice Chairman and Secretary of Air Camp, Inc.; a trustee of the United States Air and Trade Show and Flight Test Historical Foundation; an initial Director and Secretary of the Veterans Affairs History Center Foundation; and a member of a number of other local Dayton, Ohio region boards and committees. Between 2009 and 2011, he was Chairman of the Committee on Evaluation of U.S. Air Force Preacquisition Technology Development for the National Research Council of the National Academies, and now serves on the National Academies’ Intelligence Science and Technology Experts Group.

Our Board has concluded that General Reynolds should serve as a director because, as a result of his service in senior leadership positions in the U.S. Air Force, which has provided valuable business, leadership and management experience, he brings with him expertise in government contracting and procurement; science and technology; major weapon system research, development and acquisition; system test and evaluation; business and operations risk assessment and mitigation; supply chain and logistics management; information technology and leadership development. General Reynolds also brings to our Board valuable knowledge of finance, corporate governance, compensation programs, and operations of other companies gained from his previous service on the boards of directors of other public and private companies.

Our Board unanimously recommends a vote FOR each of the nominees for director.

24	2021 PROXY STATEMENT

Proposal No. 2—To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2021

The Audit Committee has selected PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm for 2021. Stockholders have the opportunity to ratify that selection in an advisory, non-binding vote.
The Audit Committee approves all audit and permissible non-audit services to be provided to us by PwC prior to commencement of services. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to approve specific services up to specified individual and aggregate fee amounts. These approval decisions are presented to the full Audit Committee at the next scheduled meeting after such approvals are made.
We have incurred fees for services from PwC in the below-indicated amounts for the following categories of services for the years ended December 31, 2020 and 2019, respectively:
	2020	2019
Audit Fees(1)	$ 1,728,344	$ 1,960,211
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$1,728,344	$1,960,211
(1)
Audit Fees include fees and expenses for the audit of our annual consolidated financial statements, for the review of quarterly financial statements, and for services that generally only the principal auditor reasonably can provide, such as statutory and other subsidiary audits.

We expect that representatives of PwC will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
The Audit Committee of our Board has the sole authority to appoint, replace, compensate and oversee the independent auditor, and shall pre-approve the fees and other terms of all engagements for audit and non-audit services provided by the independent auditor. In 2020, all of the Company’s audit fees paid to the independent auditor were pre-approved by the Audit Committee.
If the holders of a majority of the voting power of the shares entitled to vote on this proposal represented in person or by proxy do not approve the proposal, the Audit Committee will reconsider its choice, taking into consideration the views of the stockholders, and may, but will not be required to, appoint a different independent registered public accounting firm.

Our Board unanimously recommends that stockholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2021.

2021 PROXY STATEMENT	[25]

Report of the Audit Committee

The Audit Committee is responsible for monitoring the integrity of the Company’s consolidated financial statements, the qualifications, performance and independence of the independent registered public accounting firm, the performance of the Company’s internal auditor and compliance with legal and regulatory requirements. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm.
Management is responsible for the financial reporting process, including the system of internal control, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States and for management’s report on internal control over financial reporting. The independent registered public accounting firm is responsible for auditing the consolidated financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States, as well as auditing the effectiveness of the Company’s internal control over financial reporting as of December 31, 2020. The Audit Committee’s responsibility is to oversee and review the financial reporting process and to review and discuss management’s report on internal control over financial reporting. We are not, however, professionally engaged in the practice of accounting or auditing and do not provide any expert or other special assurance as to such consolidated financial statements concerning compliance with laws, regulations or accounting principles generally accepted in the United States or as to the independence of the independent registered public accounting firm. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent registered public accounting firm.
We held eight meetings during 2020. The meetings were designed, among other things, to facilitate and encourage communication among the committee, management, the internal auditor and the independent registered public accounting firm, PricewaterhouseCoopers LLP, or PwC.
We discussed with the internal auditor and PwC the overall scope and plans for their respective audits. We met with the internal auditor and PwC, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal control over financial reporting. We reviewed and discussed the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002.
We discussed with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including risk assessment and risk management processes.
We reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2020 with management, the internal auditor and PwC and reviewed and discussed with management, the internal auditor and PwC management’s report on internal control over financial reporting. We reviewed PwC’s report on the Company’s consolidated financial statements, which indicated that the consolidated financial statements present fairly, in all material respects, the Company’s financial position and results of operations and cash flows in conformity with accounting principles generally accepted in the United States and PwC’s audit of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2020. We also discussed with management, the internal auditor and PwC the process used to support certifications by the Company’s Chief Executive Officer and Chief Financial Officer that are required by the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002 to accompany the Company’s periodic filings with the Securities and Exchange Commission and the process used to support management’s report on internal control over financial reporting.
We also discussed with PwC all matters required to be discussed by their professional standards, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board, or PCAOB, and the Securities and Exchange Commission.
PwC provided us with the written disclosure and the letter required by applicable PCAOB requirements and represented that PwC is independent from the Company. We discussed with PwC its independence from the Company.

26	2021 PROXY STATEMENT

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to our Board, and our Board approved, that the Company’s audited consolidated financial statements for the year ended December 31, 2020 be included in the Company’s Annual Report on Form 10-K. We have also selected PwC as the Company’s independent registered public accounting firm for the year ended December 31, 2021 and will present the selection to the stockholders for ratification at the Annual Meeting.
The Audit Committee:
Alvaro Garcia-Tunon, Chair
Stan A. Askren
Carolann I. Haznedar
Richard V. Reynolds

2021 PROXY STATEMENT	[27]

Proposal No. 3—An advisory, non-binding vote to approve the compensation paid to our named executive officers

Our executive compensation program is designed to align executive pay with our performance on both short-term and long-term bases, link executive pay to specific, measurable results intended to create value for stockholders and utilize compensation as a tool to assist us in attracting and retaining the high-caliber executives that we believe are critical to our long-term success.
The Compensation Discussion and Analysis beginning on page 29 of this proxy statement describes our executive compensation program and the decisions made by the Compensation Committee during 2020 in more detail. We are requesting that stockholders cast a non-binding advisory vote to approve the compensation paid to our named executive officers as disclosed in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers, or NEOs, and the philosophy, policies and practices described in this proxy statement.
Accordingly, we recommend that our stockholders vote FOR the following resolution at the Annual Meeting:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”
As an advisory vote, this resolution will not be binding on us, our Board or our Compensation Committee. However, we expect that the Compensation Committee, which is responsible for designing and administering our executive compensation programs, will consider the outcome of the vote when making future compensation decisions for our named executive officers. This vote is being presented as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act.

Our Board unanimously recommends that stockholders vote FOR the advisory resolution to approve the compensation paid to our named executive officers as disclosed in this proxy statement.

28	2021 PROXY STATEMENT

Executive Compensation

Compensation Discussion and Analysis
Executive Summary
This Compensation Discussion and Analysis provides an overview and analysis of (i) the elements comprising our compensation program for our named executive officers, which we refer to in this Compensation Discussion and Analysis as our NEOs; (ii) the material 2020 compensation decisions made under that program and reflected in the executive compensation tables that follow this Compensation Discussion and Analysis; and (iii) the material factors considered in making those decisions.
For the year ended December 31, 2020, our NEOs were:
•	David S. Graziosi, President and Chief Executive Officer;
•	G. Frederick Bohley, Senior Vice President, Chief Financial Officer and Treasurer;
•	John M. Coll, Senior Vice President, Global Marketing, Sales and Service;
•	Michael A. Dick, Senior Vice President, Operations and Purchasing; and
•	Randall R. Kirk, Senior Vice President, Product Engineering and Planning.
We intend to provide our NEOs with compensation that is largely performance based. Our executive compensation program is designed to align executive pay with our performance on both short and long-term bases, link executive pay to specific, measurable results intended to create value for stockholders, and utilize compensation as a tool to assist us in attracting and retaining the high-caliber executives that we believe are critical to our long-term success.
2020 Business Results and Implications for Compensation. 2020 was an unprecedented year. Severe disruptions to the global economy as a result of the COVID-19 pandemic led to substantial volatility in demand for our products and considerable labor and supply chain constraints. Despite these challenges, Allison was able to:
•	maintain the uninterrupted delivery of our products;
•
implement a variety of measures to promote the safety and security of our employees and to maintain operations with as minimal an impact as possible to our stakeholders, including increased frequency of cleaning and disinfecting of facilities, social distancing, occupancy limits, mask wearing requirements, remote working when possible, travel restrictions, limitations on visitor access to facilities and on-site COVID-19 testing in our Indianapolis, Indiana headquarters and operating facilities;

•	generate Net income of $299 million and positive Net cash provided by operating activities of $561 million due to the commitment, dedication and resilience of our employees, customers and suppliers;
•
return value to stockholders by repurchasing approximately $225 million of our common stock, or over 5 percent of our outstanding shares, and pay approximately $78 million in cash dividends to stockholders;

•	complete construction of our Vehicle Environmental Test facility; and
•
invest in the ongoing expansion of our technology capabilities, as well as product development focused on value propositions that address the challenges of improved fuel economy and reduced greenhouse gas emissions.

Our Board approved initial metrics and threshold, target and maximum performance goals and payout opportunities for our annual incentive compensation program, or IComp, in December 2019. In May 2020, the Compensation Committee discussed certain strategic priorities for the Company in addressing the COVID-19 pandemic and its impact on our business and our financial results and also reviewed updated financial projections for 2020 prepared as of March 31, 2020, which indicated that no payouts were expected under the initial IComp metrics due to the impact of the COVID-19 pandemic. As a result, in June 2020 our Compensation Committee approved a revised set of qualitative and quantitative IComp metrics that established an IComp bonus pool for all of our employees of up to 30% of the target-level payout opportunity under the initial IComp metrics, which

2021 PROXY STATEMENT	[29]

equated to approximately 1.6% of our expected EBITDA under the updated financial projections. These revised IComp metrics were intended to focus our NEOs and our other employees on mitigating the impact of the COVID-19 pandemic on our business and supporting these strategic priorities. In addition, the Compensation Committee also determined that we needed to achieve an Adjusted EBITDA margin of at least 29.2% in 2020 in order for participants to receive any payout under the revised IComp metrics. The Compensation Committee believed that the opportunity for a payout of approximately 30% of the initial target was reasonable to continue to incentivize our NEOs and our other employees during the remainder of this challenging year while also recognizing the impact of the COVID-19 pandemic on our financial results for the year. Based on the Compensation Committee’s assessment that our performance equaled or exceeded the goals established under each of the revised IComp metrics, in February 2021, the Compensation Committee approved a formulaic bonus pool for all Allison employees equal to 30% of the target-level payout opportunity under the initial IComp metrics, or $9 million in the aggregate for all employees. Because our Adjusted EBITDA for 2020 exceeded the updated financial projections prepared as of March 31, 2020, the Compensation Committee also approved a discretionary bonus pool of $3 million in the aggregate. For more information, see “—2020 Compensation Decisions—Annual Performance-Based Compensation.”
Our three-year relative total stockholder return for the period from 2018 through 2020 was +6.3%, placing us at the 27th percentile of our peer group, which resulted in a payout of 55% of target for our 2018-2020 performance units granted to Messrs. Bohley, Coll, Dick and Kirk and for the half of the performance units granted to Mr. Graziosi in 2018 that were based on our relative total stockholder return, or rTSR, performance. See “—2020 Compensation Decisions—Long-Term Equity Incentive Awards—Results of the 2018-2020 Performance Units” below.
Our three-year total adjusted free cash flow per share for the period from 2018 through 2020 was $15.71, resulting in a maximum payout of 200% of target for the other half of the performance units granted to Mr. Graziosi in 2018. See “—2018 CEO Transition and Related Compensation Decisions” below.
Advisory Vote on Executive Compensation.
Approximately 90% of the shares voted at our 2020 annual meeting of stockholders voted in favor of our advisory vote on executive compensation, reflecting our stockholders’ support of our executive compensation program. Given the level of support received from our stockholders and the Committee’s assessment that our programs continue to effectively support our business objectives, we did not make any material changes to our executive compensation program as a result of this vote. We intend to conduct advisory votes on executive compensation annually and to conduct our next advisory vote on the frequency of advisory votes on executive compensation at our 2025 annual meeting of stockholders.
Corporate Governance Framework
We strive to maintain control and oversight of our executive compensation program through strong corporate governance. Specific examples of policies that we have adopted include:
•
Align pay for performance: On average, approximately 78% of 2020 NEO total direct compensation, based upon the initial IComp target payout opportunities established by the Compensation Committee in December 2019, is performance-based and is tied to financial performance and/or the performance of our stock price. On average, approximately 53% of 2020 NEO total direct compensation is equity based, with vesting over at least three years. Total direct compensation is calculated as base salary, annual incentive compensation at target-level achievement based upon the initial IComp target payout opportunity, and long-term incentive awards at target-level performance. For purposes of these calculations, we have used one-third of the total target value of the performance units granted to Mr. Graziosi in 2018 described below under “—2018 CEO Transition and Related Compensation Decisions,” which represents the intended annualized value of his award.

•
Maintain executive stock ownership guidelines and holding requirements: Certain senior executives are required to hold a fixed amount of our common stock equal to a multiple of their salary (5.0x for CEO, 3.0x for other NEOs, 1.5x for other key employees) and are subject to holding requirements (50% of net shares received) until the guidelines are met.

•	Clawback Policy: Annual cash incentive compensation and long-term equity incentive awards to executive officers are subject to clawback in the event of certain financial restatements.
•	Prohibit tax gross-ups: We provide no tax gross-ups on any benefits, severance or other payments associated with a change in control.

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•	Prohibit pledging and hedging of our stock: The Allison Insider Trading Policy prohibits our directors and executive officers from engaging in any pledging or hedging involving our common stock.
•	Prohibit option re-pricing: Our equity plan does not allow for re-pricing of underwater stock options without stockholder approval.
•	Require double trigger for change in control benefits: No severance payment or equity acceleration occurs solely as the result of a change in control event.
•	Maintain an independent compensation committee: All of the members of our Compensation Committee are independent as defined by the NYSE Manual and applicable SEC rules and regulations.
•	Retain an independent consultant: The Compensation Committee engages a compensation consultant that does not provide other services to us.
Compensation Overview
Our overall compensation program is structured to attract, motivate and retain highly qualified executive officers by paying them competitively, with variable components to deliver pay results that are consistent with our success and their contribution to that success. We believe compensation should be structured to ensure that a significant portion of compensation opportunity is related to factors that directly and indirectly influence stockholder value. Accordingly, we set goals designed to link each NEO’s compensation to our performance and the NEO’s own performance.
We do not target a specific mix of compensation elements by executive, rather our overall philosophy is to emphasize performance-based pay and long-term incentives. The following charts illustrate this emphasis for our CEO and other NEOs, showing base salary, target annual cash incentive opportunity (as initially established by the Compensation Committee) and target long-term incentive opportunity (which for Mr. Graziosi is one-third of the total target value of the performance units granted to him in 2018, which represents the intended annualized value of his award) as a percentage of target total direct compensation for 2020:

Compensation Elements. Compensation for our executive officers consists primarily of the elements, and their corresponding objectives, identified in the following table:
Compensation Element	Primary Objective
Base Salary	To recognize performance of job responsibilities and to attract and retain individuals with superior talent.

IComp (annual performance-based compensation)	To promote our near-term performance objectives across the entire workforce and reward individual contributions to the achievement of those objectives.

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Compensation Element	Primary Objective
Annual long-term equity incentive awards
To emphasize our long-term performance objectives, align management’s interests with those of our stockholders, encourage the maximization of stockholder value and retain key executives by providing an opportunity to participate in the ownership of the Company.

CEO – One-time, long-term performance unit award (granted in 2018 to cover 2018, 2019 and 2020 annual long-term equity awards)
To emphasize our long-term performance objectives, align the CEO’s interests with those of our stockholders, motivate achievement of multi-year performance objectives that enhance stockholder value and retain Mr. Graziosi’s services.

Severance and change in control benefits	To encourage the continued attention and dedication of certain key individuals when considering strategic alternatives.

Retirement savings, pension and deferred compensation plans	To provide an opportunity for tax-efficient savings and long-term financial security.

Other elements of compensation and perquisites	To attract and retain talented executives in a cost-efficient manner by providing benefits with high perceived values at relatively low cost to us.
Our compensation decisions for the NEOs in 2020 are discussed below in relation to each of the above-described elements of our compensation program. The below discussion is intended to be read in conjunction with the executive compensation tables and related disclosures that follow this Compensation Discussion and Analysis.
Determination of Compensation Awards. The Compensation Committee is provided with the primary authority to establish and approve the compensation awards available to our executive officers and is charged with reviewing executive officer compensation policies and practices to ensure alignment with our compensation philosophies and that the total compensation paid to our executive officers is fair, reasonable and competitive. The Compensation Committee is primarily responsible for (i) establishing base salary and target bonus levels; (ii) assessing the performance of the CEO and other NEOs for each applicable performance period; (iii) approving the awards to be paid to our CEO and other NEOs under our annual IComp program for each year; and (iv) making equity award grants under our equity incentive compensation plan. To aid the Compensation Committee in making its determinations, the CEO provides recommendations to the Compensation Committee regarding the compensation of our other officers. The performance of our senior executive management team is reviewed by the Compensation Committee, and the Compensation Committee approves each NEO’s compensation at least annually.
In establishing and approving compensation levels for our NEOs, the Compensation Committee considers each NEO’s unique position and responsibility and relies upon the judgment and experience of its members as well as the input of the Compensation Committee’s independent compensation consultant, including information regarding market practices. We believe that executive officer total compensation should be competitive with the compensation of executive officers in similar positions and with similar responsibilities in our marketplace, in consideration of our financial and operating performance, each executive’s level of experience, and each executive’s current and expected future contributions to our results. In this regard, each executive officer’s current and prior compensation is considered as a reference point against which determinations are made as to whether increases are appropriate to retain the NEO in light of competition or in order to incentivize performance.

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Role of Compensation Consultant. The Compensation Committee retained Semler Brossy as its independent compensation consultant for 2020. During 2020, Semler Brossy assisted the Compensation Committee with the following compensation-related matters:
•	Identifying a peer group of appropriately sized public companies for making market comparisons;
•	Assessing executive pay levels and practices relative to market practices;
•	Reviewing pay recommendations for executive officers;
•
Reviewing and providing guidance on performance measures and objectives established for determining performance-based compensation, including the impact of COVID-19 on IComp metrics and revisions to the 2020 IComp program metrics as a result of COVID-19;

•	Providing information on compensation methodologies and practices for new executive-level hires and succession planning purposes;
•	Updating the Compensation Committee on developing regulatory and governance trends;
•	Completing a review of compensation-related risks, focusing on compensation design; and
•	Reviewing and providing input on the annual compensation discussion and analysis disclosures.
Semler Brossy does not provide other services to our management. The Compensation Committee has assessed Semler Brossy’s independence and concluded that no conflict of interest exists that would prevent Semler Brossy from providing services to the Compensation Committee.
Use of Peer Group Data. The Compensation Committee reviews competitive pay practices in determining compensation for our executives, including our NEOs; however, the Compensation Committee does not target a specific percentile of market in determining individual pay levels. Rather, in alignment with the considerations described above under “—Determination of Compensation Awards,” the Compensation Committee determines the total amount of compensation for our NEOs, and the allocation of total compensation among each of our three main components of compensation — base salary, IComp and long-term equity incentives — in reliance upon the judgment and general knowledge of its members and the advice of the Compensation Committee’s independent consultant to ensure we attract, develop and retain superior talent.
The Compensation Committee reviewed peer group data provided by Semler Brossy in late 2019 for 2020 pay decisions for purposes of comparing our executive compensation programs and amounts to those of other publicly traded companies with size and financial characteristics similar to our own, or which operate in similar industries. The peer group is reviewed annually based on U.S. publicly traded companies in the industrial components, parts and equipment industries, with a focus on companies similar in scale to Allison with comparable financial profiles (e.g., companies with EBITDA margins higher than 15%). For pay decisions made for 2020, our peer group consisted of the following companies:
•	AMETEK, Inc.	•	Lincoln Electric Holdings, Inc.
•	Crane Co.	•	The Middleby Corporation
•	Curtiss-Wright Corporation	•	Nordson Corporation
•	Donaldson Company, Inc.	•	Rexnord Corporation
•	Flowserve Corporation	•	Rockwell Automation, Inc.
•	Gates Industrial Corporation plc	•	Roper Technologies, Inc.
•	Gentex Corporation	•	Sensata Technologies Holding plc
•	Graco Inc.	•	TransDigm Group Incorporated
•	HEICO Corporation	•	WABCO Holdings Inc.*
•	IDEX Corporation	•	Woodward, Inc.
•	ITT Inc.
In addition, the Compensation Committee included BorgWarner Inc., Cummins Inc., Eaton Corporation plc and Parker-Hannifin Corporation in our 2020 peer group for the rTSR performance metric used in our performance unit awards, but otherwise excluded these companies from our 2020 peer group for comparative compensation purposes due to their larger size.
* WABCO Holdings Inc. was included in our 2020 peer group but was removed from our peer group for pay decisions made for 2021 because of its merger with another company.

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2020 Compensation Decisions
Base Compensation. The Compensation Committee sets base salaries for our NEOs generally at a level it deems necessary to attract and retain capable individuals, while taking into account the total compensation package provided to each NEO. Each year the Compensation Committee determines base salary adjustments based upon the scope of responsibility and demonstrated proficiency of the executive officers, and for executive officers other than the CEO, in conjunction with recommendations made by the CEO. No formulaic base salary increases are provided to the NEOs. In February 2020, the Compensation Committee approved base salary increases for Messrs. Graziosi, Bohley, Coll, Dick and Kirk effective March 1, 2020 based on a review of market and key internal considerations. As a result of the COVID-19 pandemic and uncertainty regarding our ability to implement a merit increase program for all of our other employees in 2020, the Compensation Committee, at the request of the CEO, temporarily rescinded the base salary increases for our NEOs in May 2020. Due to recovery in customer demand and confidence in our cash flow generation, we implemented a merit increase program for all salaried employees in September 2020. At that time, the Compensation Committee approved the reinstatement of the 2020 base salary increases for our NEOs and a one-time lump sum cash payment equal to the salary increases that had not been paid to our NEOs from May 2020 through August 2020. Base salaries for our NEOs in 2020 were as follows:
Name and Principal Position	2020 Base Salary ($)	Percent Increase (%)
David S. Graziosi President and Chief Executive Officer	900,000	12.5%
G. Frederick Bohley Senior Vice President, Chief Financial Officer and Treasurer	550,000	29%
John M. Coll Senior Vice President, Global Marketing, Sales and Service	450,000	6%
Michael A. Dick Senior Vice President, Operations and Purchasing	500,000	11%
Randall R. Kirk Senior Vice President, Product Engineering and Planning	450,000	6%
The increases in base salary for Messrs. Graziosi and Bohley reflect their increased experience as CEO and CFO, respectively. The Compensation Committee also determined to increase their base salaries to better align them with peer CEOs and CFOs with comparable experience, as both Messrs. Graziosi’s and Bohley’s base salaries were initially set conservatively relative to market upon their appointment as CEO and CFO, respectively, in 2018. The increase in base salary for Mr. Dick reflects his additional responsibilities for new facilities in 2020 as a result of our acquisitions in 2019.
Annual Performance-Based Compensation. Generally, all of our hourly and salaried employees, including our NEOs, are eligible for annual performance-based compensation under the Allison Transmission Holdings, Inc. 2016 Incentive Plan, or the Incentive Plan. We structure our compensation programs to reward employees based on our performance and the individual employee’s relative contribution to that performance. This allows all employees to receive IComp in the event certain specified corporate performance measures are achieved. The annual IComp pool is approved by the Compensation Committee based upon the extent of achievement of corporate-level performance goals established annually by the Compensation Committee.
Payout Potential. Under the terms of the IComp program, the formulaic IComp awards are based upon a percentage of base salary, and target-level performance percentages have been set at or above what our Compensation Committee believes to be market levels, such that our total cash compensation is generally intended to be more performance-based than that of our peers. For our NEOs, this percentage ranged from 100% to 125% of salary for target-level achievement in 2020. Maximum formulaic IComp awards are set at 250% of the target values based on our short-term performance and each NEO’s contributions to that performance. None of our NEOs receives a guaranteed annual IComp award.

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The following chart sets forth the formulaic IComp awards for target-level achievement and the maximum formulaic IComp awards for our NEOs for 2020, as established by the Compensation Committee in December 2019, which were the same as 2019, except for Mr. Bohley, who was moved from 100% to 110% at target-level performance and from 250% to 275% at maximum performance:
Name and Principal Position	Formulaic IComp at target-level performance (% of base salary)	Maximum formulaic IComp award (% of base salary)
David S. Graziosi President and Chief Executive Officer	125%	312.5%
G. Frederick Bohley Senior Vice President, Chief Financial Officer and Treasurer	110%	275%
John M. Coll Senior Vice President, Global Marketing, Sales and Service	100%	250%
Michael A. Dick Senior Vice President, Operations and Purchasing	100%	250%
Randall R. Kirk Senior Vice President, Product Engineering and Planning	100%	250%
Performance Measures. For the year ended December 31, 2020, the Compensation Committee approved the following performance metrics for the initial IComp program: Adjusted EBITDA as a percent of net sales, Adjusted free cash flow and Revenue. The Compensation Committee chose these metrics as it believes the Adjusted EBITDA as a percent of net sales and Adjusted free cash flow metrics are important indicators of our long-term value creation for stockholders. The Revenue metric was included to incentivize employees to maintain focus on our revenue growth, which is one of our strategic priorities. For this purpose, Adjusted EBITDA as a percent of net sales was defined as earnings before interest expense, income tax expense, amortization of intangible assets, depreciation of property, plant and equipment and other adjustments as defined by our senior secured credit facility divided by net sales, as reported in our Annual Report on Form 10-K for the year ended December 31, 2020, plus, if applicable, adjustments for non-operating activities and/or transactions, such as non-operating legal expenses and/or settlements and capital market transaction costs. For this purpose, Adjusted free cash flow was defined as net cash provided by operating activities, less additions of long-lived assets, as reported in our Annual Report on Form 10-K for the year ended December 31, 2020, plus, if applicable, adjustments for certain transactions related to a change in our U.S. government price reduction reserve, capital expenditure timing decisions versus budget, capital markets transactions, and technology-related initiatives. A reconciliation of Adjusted EBITDA, Adjusted EBITDA as a percent of net sales and Adjusted free cash flow to the most comparable GAAP measures, prior to such adjustments, can be found in Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” in our Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC on February 18, 2021.
The initial metrics for 2020 IComp were approved by the Board in December 2019. The following chart sets forth the weighting of each performance metric, the threshold, target and maximum performance goals, and the actual performance achieved under the initial IComp program for the year ended December 31, 2020:
Performance Metric	Weighting (%)	Threshold ($ in Millions)	Target ($ in Millions)	Maximum ($ in Millions)	Achieved ($ in Millions)
Adjusted EBITDA as a percent of net sales	30%	35.1%	36.6%	37.35%	35.2%
Adjusted free cash flow	35%	$418	$471	$497	$394(1)
Revenue	35%	$2,339	$2,515	$2,603	$2,081
(1)
Reflects a decrease of $64 million from our reported Adjusted free cash flow for purposes of the initial metrics for 2020 IComp to exclude $64 million of capital expenditures that were included in the 2020 budget but did not occur in 2020 due to the COVID-19 pandemic.

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At its meeting in May 2020, the Compensation Committee discussed certain strategic priorities for the Company in addressing the COVID-19 pandemic and its impact on our business and our financial results and also reviewed updated financial projections for 2020 prepared as of March 31, 2020, which indicated that no payouts were expected under the initial 2020 IComp metrics due to the impact of the COVID-19 pandemic. In order to continue to incentivize our NEOs and our other employees during the remainder of this challenging year, while also recognizing the impact of the COVID-19 pandemic on our financial results for the year, in June 2020 the Compensation Committee approved a revised set of qualitative and quantitative IComp metrics that targeted an IComp bonus pool for all of our employees of up to 30% of the target-level payout opportunity under the initial IComp metrics, which equated to approximately 1.6% of our expected EBITDA under the updated financial projections. These revised IComp metrics were intended to focus our NEOs and our other employees on mitigating the impact of the COVID-19 pandemic on our business and supporting these strategic priorities. The target formulaic payout opportunity under the revised IComp metrics was also the maximum formulaic payout that the participants could earn. The following chart sets forth the revised metrics for the 2020 IComp program:
Performance Metric	Payout Opportunity (%)
Q1: Actual performance for initial IComp metrics versus Q1 budget	10%
Q2: Initiate global Return to Work activities compliant with statutory pandemic requirements and Allison Environmental, Health & Safety (EH&S) standards	2.5%
Full Year: Execute controllable cost reduction initiatives while meeting customer demand commitments and delivering the Allison brand promise	5%
H2: Maintain pandemic operating guidelines at all facilities that are statutorily compliant and consistent with Allison EH&S standards	3.75%
H2: Execute controllable product initiative activities commensurate with end markets conditions and strategic imperatives	2.5%
H2: Meet customer demand commitments while delivering the Allison brand promise and achieving controllable cost reduction goals	6.25%
In addition, the Compensation Committee determined that we needed to achieve an Adjusted EBITDA margin of at least 29.2% in 2020 in order for participants to receive any payout under the revised IComp metrics.
Beginning in the second quarter of 2020, management provided the Board with weekly updates on, and the Board met at least monthly to discuss, the impact of COVID-19 on our business and management’s actions and responses, including as it related to our financial performance, COVID-19 protocols and health and safety guidelines, continuous operations, product initiatives and cost reduction activities. Based on these reports and its oversight of our performance, in February 2021 the Compensation Committee assessed our performance against each of the revised IComp metrics set forth above and determined that our performance equaled or exceeded the goals established under each of the revised IComp metrics. As a result, the Compensation Committee approved a formulaic IComp bonus pool for all Allison employees equal to 30% of the target-level payout opportunity under the initial IComp metrics, or $9 million in the aggregate for all employees, which equated to 1.2% of our actual EBITDA for 2020. In February 2021, the Compensation Committee also exercised its discretion and approved an additional discretionary bonus pool of $3 million in the aggregate, which, when combined with the formulaic IComp bonus pool, equated to 1.6% of our actual EBITDA for 2020, which was the original funding percentage approved in June 2020. This additional discretionary bonus pool was intended to reward our employees for their efforts during a challenging year, which resulted in actual EBITDA for 2020 exceeding the updated financial projections prepared as of March 31, 2020.

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Applying the revised 2020 IComp metric performance, formulaic IComp award calculations for the NEOs for the year ended December 31, 2020 were as follows:
Name	Target Award as a % of Base Salary	% of Initial Target Payout Opportunity Earned	% of Base Salary Earned
David S. Graziosi	125%	30%	37.5%
G. Frederick Bohley	110%	30%	33%
John M. Coll	100%	30%	30%
Michael A. Dick	100%	30%	30%
Randall R. Kirk	100%	30%	30%
Consistent with prior years, the Compensation Committee then further adjusted the formulaic payouts to certain of the NEOs based on the CEO’s recommendations and the Compensation Committee’s subjective assessment of the NEO’s individual performance, business impact, contributions and leadership, as follows:
•	Mr. Bohley: his additional responsibilities overseeing our information support and services department and support of our COVID-19 pandemic response, business development and refinancing activities;
•
Mr. Coll: his additional responsibilities for external communications, the successful execution of long-term agreements with key customers, execution of growth initiatives, leadership of the sales organization with a focus on customer engagement and organizational development, and support of our COVID-19 pandemic response;

•
Mr. Dick: his execution of our COVID-19 pandemic response during a year of labor and supply chain constraints, execution of product initiatives and his support of business development activities, including the integration of the Walker Die Casting business; and

•	Mr. Kirk: his support of growth initiatives, new product development, program management and product initiatives, and support of our COVID-19 pandemic response.
The Compensation Committee did not adjust the formulaic payout to Mr. Graziosi because the Compensation Committee believed that his IComp payout should be based only on the formulaic results.
The actual IComp awards earned by the NEOs for 2020 are included in the Summary Compensation Table for 2020 under the “Non-Equity Incentive Plan Compensation” and “Bonus” columns.
Name	Non-Equity Incentive Plan Compensation ($)	Bonus ($)	Total IComp ($)	Total IComp as % of Initial Target Payout Opportunity
David S. Graziosi	337,500	—	337,500	30%
G. Frederick Bohley	181,500	118,500	300,000	50%
John M. Coll	135,000	90,000	225,000	50%
Michael A. Dick	150,000	105,000	255,000	51%
Randall R. Kirk	135,000	90,000	225,000	50%
Long-Term Equity Incentive Awards. The Compensation Committee approves annual equity awards, which for the NEOs (other than Mr. Graziosi) in 2020 were in the form of stock options, RSUs and performance units granted under our 2015 Equity Incentive Award Plan, or the 2015 Plan, at its first regularly scheduled meeting of each year, which typically occurs in February. Specifically, the NEOs’ annual equity awards in 2020 (except for Mr. Graziosi) were allocated as 1/3 of the value in stock options, 1/3 of the value in RSUs and 1/3 of the value in performance units. Mr. Graziosi received a one-time upfront grant of performance units in connection with his promotion to CEO in 2018 and therefore did not participate in the annual long-term equity program in 2020. Mr. Graziosi’s performance unit award is discussed below under “—2018 CEO Transition and Related Compensation Decisions.” Mr. Graziosi began participating in the annual long-term equity program in 2021.

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We grant stock options to our NEOs because these awards create value only to the extent our stock price appreciates over the stock price at the time of grant. RSUs were granted because these awards reward executives for stock price appreciation, while providing more stable value to enhance executive retention and limiting incentives for undue risk-taking. Both the 2020 stock option and RSU awards cliff-vest three years after the date of grant.
We grant performance units to further emphasize our long-term market performance and align executives’ incentives with those of our stockholders. We believe the use of performance units as an equity vehicle is consistent with market best practices for executive pay. For the 2020-2022 performance period, the Compensation Committee approved rTSR as the metric for the performance units granted to Messrs. Bohley, Coll, Dick and Kirk, with our rTSR compared to the same premier industrial peer group companies that we used to assess competitive pay, plus BorgWarner Inc., Eaton Corporation plc, Cummins Inc. and Parker-Hannifin Corporation, which we believe remain relevant comparators from a performance perspective despite their larger size. The Compensation Committee set a performance target for rTSR at the 50th percentile of the TSRs of the peer group for the three-year period from January 1, 2020 to December 31, 2022. Possible payouts for the performance units range from: 0% if actual 2020-2022 rTSR is below the 25th percentile of the TSRs of the peer group, 50% if actual 2020-2022 rTSR is at the 25th percentile of the TSRs of the peer group, 100% if actual 2020-2022 rTSR is at the 50th percentile of the TSRs of the peer group and up to 200% if actual 2020-2022 rTSR is at or above the 75th percentile of the TSRs of the peer group. For Messrs. Bohley, Coll, Dick and Kirk, performance units earned based on 2020-2022 performance will vest no later than February 28, 2023.
For Messrs. Bohley, Coll, Dick and Kirk, the number of stock options, RSUs and performance units granted was determined based on a target dollar value for each executive which was intended to provide a competitive total compensation opportunity relative to market practices, although no specific percentile of market was targeted and the actual value relative to market varies by individual position. Target values for each of our NEOs, except Mr. Graziosi, were as follows:
Name	Target Value of Long-Term Equity Incentive Awards ($)
G. Frederick Bohley	880,000
John M. Coll	585,000
Michael A. Dick	725,000
Randall R. Kirk	585,000
The target value was then divided by a 60-day average share price to determine the number of shares to grant to our NEOs, and then allocated to stock options, RSUs and performance units, as applicable. The number of shares allocated to stock options was then multiplied by three to reflect the lower value of a stock option as compared to an RSU. Our NEOs, excluding Mr. Graziosi, were granted the following awards:
Name	Grant Date	Stock Options (#)	RSUs (#)	Performance Units (at Target) (#)
G. Frederick Bohley	02/25/2020	18,594	6,198	6,198
John M. Coll	02/25/2020	12,361	4,120	4,120
Michael A. Dick	02/25/2020	15,319	5,106	5,106
Randall R. Kirk	02/25/2020	12,361	4,120	4,120
The values of the awards as reported in the Summary Compensation Table are computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, or ASC 718. As a result, the equity award values in the Summary Compensation Table differ from the target values described above and used to calibrate the number of shares granted.
Results of the 2018-2020 Performance Units. The performance units we granted to Messrs. Bohley, Coll, Dick, and Kirk in 2018 and half of the performance units we granted to Mr. Graziosi in 2018 were based on rTSR ranking against a defined comparator group. Performance was measured from January 1, 2018 through the end of December 31, 2020 using a 20-day average share price for the starting and ending dates and including the impact

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from re-invested dividends. As indicated below, our three-year annualized relative performance of +6.3% was between the 25th percentile of the TSRs of the comparator group (-0.5%) and the 50th percentile of the TSRs of the comparator group (+48.3%), resulting in a below target payout of 55% of the target units granted. The Compensation Committee certified this result in February 2021.
Name	Relative Performance	Potential Payout
Below Threshold	Less than 25th %ile	0% of Target Shares
Threshold	25th %ile	50% of Target Shares
Target	50th %ile	100% of Target Shares
Maximum	75th %ile or Above	200% of Target Shares
Actual Performance	27th %ile	55% of Target Shares
Also, half of the performance units we granted to Mr. Graziosi in 2018 were based on our total Adjusted free cash flow per share. Performance was measured from January 1, 2018 through December 31, 2020. Our three-year total Adjusted free cash flow per share for the period from January 1, 2018 through December 31, 2020 was $15.71 compared to a threshold of $13.00, a target of $14.20 and a maximum goal of $15.20, resulting in a maximum payout of 200% of the target units granted. See “—2018 CEO Transition and Related Compensation Decisions” below for a description of the awards granted to Mr. Graziosi in 2018.
2018 CEO Transition and Related Compensation Decisions.
In connection with Mr. Graziosi’s promotion to CEO in 2018, the Compensation Committee determined to grant him a front-loaded performance award with a target value of $12 million, which was intended to, and did, replace his equity awards for 2018, 2019 and 2020. This front-loaded award was calibrated to deliver aggregate value approximately equal to three years of market-competitive annual equity grants, which is annualized to be $4 million per year. Between 0% and 200% of the performance units were eligible to vest, with half of the award based on our total Adjusted free cash flow per share and half of the award based on rTSR as compared to an industry peer group. In each case, performance was measured for the period beginning on January 1, 2018 and ending on December 31, 2020. See “—Long-Term Equity Incentive Awards—Results of the 2018-2020 Performance Units” above for a discussion of the performance certification for Mr. Graziosi’s award.
The performance units that were earned vest in equal installments on each of January 1, 2021, 2022 and 2023, subject to Mr. Graziosi’s continued employment through the applicable vesting date. The vesting of these performance units will accelerate in connection with a qualifying termination of employment. The Compensation Committee began making annual equity awards to Mr. Graziosi in 2021.
The Compensation Committee selected the total Adjusted free cash flow metric to ensure we have available resources to maintain and grow our business by effectively deploying cash for repayment of debt, funding stockholder distributions and other strategic opportunities, including investing in our business. The Compensation Committee determined to use a per share metric for total Adjusted free cash flow to ensure that we are effectively executing our stock repurchase strategy to deliver returns to stockholders. rTSR was selected because it aligns Mr. Graziosi’s compensation with the results for our stockholders and is the same metric used for the performance units awarded to the other members of our leadership team.
Defined Contribution Plans
We maintain a defined contribution plan that is tax-qualified under Section 401(k) of the Internal Revenue Code, or the Code, and that we refer to as the 401(k) Plan. The 401(k) Plan permits our eligible salaried employees to defer receipt of portions of their eligible salaries, subject to certain limitations imposed by the Code, by making contributions to the 401(k) Plan.
We provide matching contributions to the 401(k) Plan in an amount equal to one hundred percent of each participant’s contributions, up to a maximum of four percent of the participant’s annual eligible salary and subject to certain other limits. We make additional contributions to the 401(k) Plan on behalf of certain groups of participants, depending on the date of their commencement of service with our predecessor and whether they are eligible to participate in our defined benefit plan as described below. These contributions are in amounts of either one percent and/or four percent of eligible salary, subject to certain other limits. All matching contributions fully vest after three years of service.

2021 PROXY STATEMENT	[39]

The 401(k) Plan is offered on a nondiscriminatory basis to all our salaried employees, including NEOs, who meet the eligibility requirements. The Compensation Committee believes that matching and other contributions assist us in attracting and retaining talented employees and executives. The 401(k) Plan provides an opportunity for participants to save money for retirement on a tax-qualified basis and to achieve financial security, thereby promoting retention.
Defined Benefit Plan
Annual retirement benefits under the Allison Transmission Retirement Program for Salaried Employees accrue at a rate of 1.25% of base wages and IComp wages each year for certain groups of participants, depending on the date of their commencement of service with our predecessor. The full retirement benefit is generally payable to participants who retire on or after attaining age 62 with 10 years of service, and a reduced early retirement benefit is generally available to participants who retire on or after age 55 with 10 years of service or who retire at any age with 30 years of service. No offsets are made for the value of any social security benefits earned.
Similar to the 401(k) Plan, this defined benefit plan is a nondiscriminatory tax-qualified retirement plan that provides eligible participants with an opportunity to earn retirement benefits and provides for financial security. Generally, eligible participants are those employees who commenced service with our predecessor on or before January 1, 2007. Employees commencing service after January 1, 2007 are not eligible to participate in this plan. Offering these benefits is an additional means for us to retain well-qualified executives. Each of Messrs. Bohley, Dick and Kirk participate in our defined benefit plan. For additional information on the accrued pension benefits for the NEOs in 2020, see the “Pension Benefits for 2020” table below.
Deferred Compensation Plan
We maintain the Allison Transmission, Inc. Deferred Compensation Plan, or the Deferred Compensation Plan, a non-qualified deferred compensation plan that permits a select group of our management, including the NEOs, and other key employees to defer up to 50% of their compensation. We provide matching contributions to the Deferred Compensation Plan in an amount equal to 4% of the participant’s deferral election that is in excess of the qualified 401(k) Plan limits. A participant’s deferrals are 100% fully vested and the matching contributions are fully vested after three years of service. Upon death or disability of the participant or a change in control affecting us, a participant’s account becomes 100% vested.
Employment and Severance Arrangements
The Compensation Committee considers the employment and retention of a highly capable and effective management team to be essential to protecting and enhancing the interests of the Company and our stockholders. To that end, we recognize that the uncertainty that may exist among management with respect to their “at-will” employment with us could result in the departure or distraction of management personnel to our detriment. Accordingly, the Compensation Committee has determined that severance arrangements are appropriate to encourage the continued attention and dedication of certain members of our management and to allow them to focus on the value to stockholders of strategic alternatives without concern for the impact on their continued employment. We entered into a severance and change in control agreement, or the Agreement, with Mr. Graziosi in March 2018, which became effective on June 1, 2018 and replaced his prior employment agreement. We entered into a change in control severance agreement, or CiC Agreement, with Mr. Kirk in February 2014, Mr. Dick in February 2016, Mr. Coll in October 2016 and Mr. Bohley in June 2018.
Graziosi Severance and Change in Control Agreement. Mr. Graziosi’s Agreement, which became effective on June 1, 2018, provides that:
•
upon termination of Mr. Graziosi’s employment without cause or Mr. Graziosi’s resignation of employment for good reason, each a Qualifying Termination, Mr. Graziosi will be entitled to receive (i) severance payments equal to two times the sum of his annual base salary and the greater of (x) the average annual bonus earned by him for the three years prior to the year of termination and (y) his target annual bonus; (ii) continued healthcare coverage for 24 months; and (iii) extension of the post-termination exercise period of any stock options granted under our equity compensation plans until the second anniversary of such termination, subject, in each case, to Mr. Graziosi executing a general release of claims against the Company. In addition, any cash retention awards and equity or equity-based awards granted under our equity compensation plans prior to the effective date of the Agreement will be treated in accordance with the documents governing such awards or as otherwise provided in Mr. Graziosi’s prior employment agreement, as applicable.

40	2021 PROXY STATEMENT

•
if Mr. Graziosi’s Qualifying Termination occurs within two years following a change in control, Mr. Graziosi will be entitled to receive, in addition to the severance payments and benefits described above, (i) an additional payment equal to the sum of his annual base salary and the greater of (x) the average annual bonus earned by him for the three years prior to the year of termination and (y) his target annual bonus; and (ii) continued healthcare coverage for an additional 12 months.

•
if Mr. Graziosi’s employment is terminated due to his disability or death, he will be entitled to receive the greater of (x) the average annual bonus earned by him for the three years prior to the year of termination and (y) his target annual bonus, in each case, pro-rated for his partial year of service, subject, in the event of his termination due to disability, to Mr. Graziosi executing a general release of claims against the Company.

As a condition to the effectiveness of the Agreement, Mr. Graziosi executed a confidentiality, restrictive covenant and proprietary rights agreement which contains provisions regarding the protection of confidential information, assignment of inventions and a covenant pursuant to which Mr. Graziosi has agreed not to compete with certain of our businesses during the term of his employment and for 24 months following his termination for any reason. For more information on the potential payments Mr. Graziosi would have received under his Agreement had his employment been terminated on December 31, 2020, see “Potential Payments Upon Termination or Change-in-Control” below.
CiC Agreements. The CiC Agreements for Messrs. Bohley, Coll, Dick and Kirk are intended to ensure our management’s interests align with the best interests of our stockholders in the event of a transaction that would constitute a change in control, and also to maintain continuity of management in the context of a transaction in which we undergo a change in control (as defined in the CiC Agreement). Payments under these agreements are “double triggered,” which means that payment of severance to the executive is only paid if (i) we have experienced a change in control, and (ii) the executive’s employment is terminated without cause or the executive resigns with good reason within two years of the change in control. The severance paid under the agreements will be in an amount equal to two times the sum of (1) annual base salary plus (2) target bonus amount. In addition, all unvested equity or equity-based awards will fully vest upon a qualifying termination, except that performance-based equity awards will only be payable subject to the attainment of the performance measures for the applicable period as provided under the applicable award agreement.
For each of the NEOs, “cause” and “good reason” are defined in the applicable Agreement or CiC Agreements. For more information on the potential payments Messrs. Bohley, Coll, Dick and Kirk would have received under their CiC Agreements had their employment been terminated without cause or for good reason following a change in control on December 31, 2020, see “Potential Payments upon Termination or Change-in-Control” below.
Other Elements of Compensation and Perquisites
We provide our executive officers, including our NEOs, with certain personal benefits and perquisites, which we do not consider to be a significant component of executive compensation but which we recognize are an important factor in attracting and retaining talented executives. Executive officers are eligible under the same plans as all other employees for medical, dental, vision and short-term disability insurance, and may participate to the same extent as all other employees in our tuition reimbursement program. We provide personal liability insurance to our executive officers as well as higher levels of long-term disability and life insurance coverages to our executive officers than is generally available to our non-executive employees. We also provide our executive officers with the personal use of our fleet automobiles. We provide these supplemental benefits to our executive officers due to the relatively low cost of such benefits and the value they provide in assisting us to attract and retain talented executives. The value of personal benefits and perquisites we provide to each of our NEOs is set forth below in our Summary Compensation Table.
Tax Considerations
Deductibility of Executive Compensation. The Compensation Committee takes into consideration the tax implications of our executive compensation program, including with respect to the tax deductibility of compensation paid under Section 162(m) of the Code. In the exercise of its business judgment, and in accordance with its compensation philosophy, the Compensation Committee continues to have flexibility to award compensation that is not tax deductible if it determines that such award is in our stockholders’ best interests and is necessary to comply with contractual commitments, or to maintain flexibility needed to attract talent, promote retention or recognize and reward desired performance.

2021 PROXY STATEMENT	[41]

Taxation of Parachute Payments and Deferred Compensation. We do not provide and have no obligation to provide any NEO with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999, or 409A of the Code. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceed certain limits prescribed by the Code, and that the employer may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Code also may impose significant taxes on a service provider in the event that he or she receives deferred compensation that does not comply with the requirements of Section 409A of the Code. We have structured our compensation arrangements with the intention of complying with or otherwise being exempt from the requirements of Section 409A of the Code.
Prohibition on Hedging and Pledging
We have adopted, as part of our insider trading policy, prohibitions on the short sale of our common stock and the issuance, purchase or sale of, or trading or dealing in, puts, calls or other options or rights relating to our common stock. These provisions prohibit our directors, officers and employees from hedging the risk of their ownership of our common stock. We also prohibit our directors, officers and employees from holding our common stock in a margin account or otherwise pledging it as collateral for a loan.
Compensation-Related Risk Assessment
Our Compensation Committee, with the assistance of our independent compensation consultant, has analyzed the potential risks arising from our compensation policies and practices, and has determined that there are no such risks that are reasonably likely to have a material adverse effect on us.
Compensation Committee Report
The Compensation Committee of the Board of Directors consists of the four directors named below, each of whom meets the independence standards of the NYSE and the rules and regulations of the SEC.
We reviewed and discussed with management the above Compensation Discussion and Analysis section included in this proxy statement. Based on our review and discussions with management, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2020 and the proxy statement for the 2021 annual meeting of stockholders.
The Compensation Committee
Richard V. Reynolds, Chair
Judy Altmaier
Stan A. Askren
Richard P. Lavin

42	2021 PROXY STATEMENT

Summary Compensation Table
The following table sets forth certain information with respect to the compensation paid to our NEOs during the years ended December 31, 2020, 2019 and 2018.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non- Equity Incentive Plan Compensation ($)(3)	Change in Pension Value ($)	All Other Compensation ($)(4)	Total ($)
David S. Graziosi President and Chief Executive Officer	2020	883,333(5)	—	—	—	337,500	—	96,224	1,317,057
	2019	800,000	—	—	—	2,215,361	—	78,051	3,093,412
	2018	758,333	500,000	13,063,604	—	2,500,000	—	83,118	16,905,055
G. Frederick Bohley Senior Vice President, Chief Financial Officer and Treasurer	2020	529,167(5)	118,500(6)	572,137	167,904	181,500	166,252	52,481	1,787,941
	2019	416,667	118,471	411,355	132,731	941,529	132,304	45,299	2,198,356
	2018	331,250	37,500	352,990	113,826	937,500	—	37,811	1,810,877
John M. Coll Senior Vice President, Global Marketing, Sales and Service	2020	445,833(5)	90,000(6)	380,317	111,620	135,000	—	57,296	1,220,066
	2019	420,833	48,471	411,355	132,731	941,529	—	56,543	2,011,462
	2018	397,917	35,000	371,144	118,802	1,000,000	—	154,218	2,077,081
Michael A. Dick Senior Vice President, Operations and Purchasing	2020	491,667(5)	105,000(6)	471,334	138,331	150,000	168,820	52,561	1,577,713
	2019	445,000	63,087	435,586	140,538	996,913	143,382	46,648	2,271,154
	2018	418,333	75,000	389,696	124,741	1,050,000	10,253	42,170	2,110,193
Randall R. Kirk Senior Vice President, Product Engineering and Planning	2020	445,833(5)	90,000(6)	380,317	111,620	135,000	108,785	61,486	1,333,041
	2019	420,833	48,471	411,355	132,731	941,529	100,135	50,218	2,105,272
	2018	397,917	65,000	371,144	118,802	1,000,000	7,235	39,155	1,999,253
(1)
Amounts shown represent the aggregate grant date fair value, computed in accordance with ASC 718, of all RSUs and performance units granted to the NEO in the year indicated. For a discussion of the assumptions made in the valuation of the awards, see “—Grants of Plan Based Awards for 2020—Narrative Discussion—Equity Incentive Plan Awards” below for awards granted in 2020, 2019 and 2018.

For 2020, amounts shown include RSUs and performance units granted on February 25, 2020 to Messrs. Bohley, Coll, Dick and Kirk. To determine the grant date fair value of the RSUs, we used $43.24, the closing market price of a share of our common stock as reported by the NYSE on the date of grant.
Performance unit amounts represent the value at the grant date based upon the probable outcome of the performance conditions, which was the target level of performance. The following table presents the grant date fair value of the performance units included in the “Stock Awards” column and the grant date fair value of these awards assuming that the highest level of performance conditions would be achieved:
Name	Grant Date Fair Value (Based on Probable Outcome ($))	Grant Date Fair Value (Based on Maximum Performance ($))
Mr. Bohley	304,136	608,272
Mr. Coll	202,168	404,337
Mr. Dick	250,551	501,103
Mr. Kirk	202,168	404,337
The amounts ultimately realized by the NEOs from the stock awards will depend on the price of our common stock in the future and, for performance units, the level of achievement of the performance conditions.
(2)
Amounts shown represent the aggregate grant date fair value, computed in accordance with ASC 718, of all stock option awards granted to the NEO in the year indicated. For a discussion of the assumptions made in the valuation of the awards, see “—Grants of Plan Based Awards for 2020—Narrative Discussion—Equity Incentive Plan Awards” below for stock options granted in 2020, 2019 and 2018. For 2020, amounts shown include stock options granted on February 25, 2020 for Messrs. Bohley, Coll, Dick and Kirk.

2021 PROXY STATEMENT	[43]

(3)
Represents the awards earned under our annual IComp program for the year indicated. For a discussion of the determination of these amounts, see “Compensation Discussion and Analysis—2020 Compensation Decisions—Annual Performance-Based Compensation” above.

(4)	Amounts for 2020 include the following:
	Graziosi	Bohley	Coll	Dick	Kirk
Employer contributions under 401(k) Plan	32,775	18,525	29,687	20,900	13,600
Employer contributions under Deferred Compensation Plan	34,000	19,500	17,500	19,000	17,500
Company-paid life and disability insurance premiums	5,328	4,469	7,019	8,732	11,920
Personal use of Company automobiles	—	—	1,276	—	—
Company-paid Personal Umbrella Liability Insurance premiums	1,814	1,814	1,814	1,814	1,814
Scholarship Voucher	—	—	—	1,500	—
Term Life Insurance Policy Reimbursement(a)	6,922	—	—	—	—
Wellness program rewards	—	—	—	615	306
Vacation payout	15,385	8,173	—	—	16,346
(a)	Represents reimbursement for the cost of term life insurance policies, as provided in Mr. Graziosi’s Agreement.
(5)	Represents the base salary paid during the year and the one-time lump sum payment made to each of the NEOs in September 2020, as follows:
Name	Base Salary ($)	Lump Sum ($)
Mr. Graziosi	850,000	33,333
Mr. Bohley	487,500	41,667
Mr. Coll	437,500	8,333
Mr. Dick	475,000	16,667
Mr. Kirk	437,500	8,333
See “Compensation Discussion and Analysis—2020 Compensation Decisions—Base Compensation” above for a description of the one-time lump sum payment.
(6)
Represents the discretionary portion of IComp payments to Messrs. Bohley, Coll, Dick and Kirk. See “Compensation Discussion and Analysis—2020 Compensation Decisions—Annual Performance-Based Compensation” above.

44	2021 PROXY STATEMENT

Grants of Plan-Based Awards for 2020
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David S. Graziosi	—	—	337,500	337,500
G. Frederick Bohley	02/25/2020							6,198	—	—	268,002(2)
	02/25/2020							—	18,594	43.24	167,904(3)
	02/25/2020				3,099	6,198	12,396	—	—	—	304,136(4)
	—	—	181,500	181,500
John M. Coll	02/25/2020							4,120	—	—	178,149(2)
	02/25/2020							—	12,361	43.24	111,620(3)
	02/25/2020				2,060	4,120	8,240	—	—	—	202,168(4)
	—	—	135,000	135,000
Michael A. Dick	02/25/2020							5,106	—	—	220,783(2)
	02/25/2020							—	15,319	43.24	138,331(3)
	02/25/2020				2,553	5,106	10,212	—	—	—	250,551(4)
	—	—	150,000	150,000
Randall R. Kirk	02/25/2020							4,120	—	—	178,149(2)
	02/25/2020							—	12,361	43.24	111,620(3)
	02/25/2020				2,060	4,120	8,240	—	—	—	202,168(4)
	—	—	135,000	135,000
(1)
Amounts shown reflect the revised target payout opportunity under the revised IComp metrics established by the Compensation Committee in June 2020 for the 2020 IComp program, which was equal to 30% of the target-level payout opportunity under the initial IComp metrics. The target formulaic payout opportunity under the revised IComp metrics was also the maximum formulaic payout that the participants could earn.

Under the initial IComp metrics, the target and maximum payouts for each of our NEOs were:
Name	Target ($)	Maximum ($)
Mr. Graziosi	1,125,000	2,812,500
Mr. Bohley	605,000	1,512,500
Mr. Coll	450,000	1,125,000
Mr. Dick	500,000	1,250,000
Mr. Kirk	450,000	1,125,000
Actual awards earned under our annual IComp program are paid in the year following the year on which performance is based, with the amounts determined using the base salary in effect at the time of payment. Amounts paid in March 2021 for 2020 performance were as follows:
Actual Payouts Under Non-Equity Incentive Plan Awards ($)
Mr. Graziosi	337,500
Mr. Bohley	300,000(a)
Mr. Coll	225,000(a)
Mr. Dick	255,000(a)
Mr. Kirk	225,000(a)
(a)	Includes the following amounts reported in the Bonus column of the Summary Compensation Table: Mr. Bohley—$118,500; Mr. Coll—$90,000; Mr. Dick—$105,000; and Mr. Kirk—$90,000

2021 PROXY STATEMENT	[45]

See “Compensation Discussion and Analysis—2020 Compensation Decisions—Annual Performance-Based Compensation” above for a discussion of the calculation of this amount and for additional information regarding the IComp program for 2020.
(2)
Amounts represent the grant date fair value of RSUs granted to Messrs. Bohley, Coll, Dick and Kirk on February 25, 2020, as determined in accordance with ASC 718. For a discussion of the assumptions made in the valuation of our RSU awards, see “—Narrative Discussion—Equity Incentive Plan Awards” below.

(3)
Amounts represent the grant date fair value of option awards granted to Messrs. Bohley, Coll, Dick and Kirk on February 25, 2020, as determined in accordance with ASC 718. For a discussion of the assumptions made in the valuation of our stock option awards, see “—Narrative Discussion—Equity Incentive Plan Awards” below.

(4)
Amounts represent the grant date fair value of performance units granted to Messrs. Bohley, Coll, Dick and Kirk on February 25, 2020, based upon the probable outcome of the performance conditions as determined in accordance with ASC 718. For a discussion of the assumptions made in the valuation of our performance unit awards, see “—Narrative Discussion—Equity Incentive Plan Awards” below.

Narrative Discussion
Non-Equity Incentive Plan Awards. The non-equity incentive plan awards were granted under the Incentive Plan and represent the IComp opportunity for 2020 under the revised IComp metrics established by the Compensation Committee in June 2020. Amounts actually paid for 2020 performance are shown (i) for the formulaic portion, in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation” and (ii) for the discretionary portion, in the column titled “Bonus”. Material terms of the IComp awards, as initially established by the Compensation Committee in December 2019 and as revised by the Compensation Committee in June 2020, are described above under “Compensation Discussion and Analysis—2020 Compensation Decisions—Annual Performance-Based Compensation.”
Equity Incentive Plan Awards. The equity incentive plan awards were granted under the 2015 Plan and represent performance unit awards, RSUs and stock options.
Performance Units. The grant date fair value of the performance units utilizing rTSR as the performance metric granted to Messrs. Bohley, Coll, Dick and Kirk (i) during 2020 was $49.07 per share underlying the unit, (ii) during 2019 was $62.06 per share underlying the unit and (iii) during 2018 was $55.91 per share underlying the unit, each as determined using a Monte Carlo simulation pricing model using the assumptions noted in the following table:
	2020	2019	2018 (excluding Graziosi)
Expected volatility	19%-41%	19%-30%	17%-30%
Expected term (in years)	2.85	2.86	2.90
Risk-free rate	1.16%	2.44%	2.31%
The performance units granted to Mr. Graziosi during 2018 vest with respect to half of the award based on our total Adjusted free cash flow per share and with respect to half of the award based on our rTSR as compared to an industry peer group. The grant date fair value of the half of the performance units utilizing rTSR as the performance metric was $48.98 per share underlying the unit, as determined using a Monte Carlo simulation pricing model using the assumptions noted in the following table:
2018 (Graziosi)
Expected volatility	18%-31%
Expected term (in years)	2.51
Risk-free rate	2.56%
The grant date fair value of the half of the performance units utilizing total Adjusted free cash flow per share as the performance metric was $40.49 per share underlying the unit, which was calculated using the closing price of a share of our common stock on the date of grant as reported by the NYSE and adjusted using the projected percentage payout based on our financial forecast.

46	2021 PROXY STATEMENT

Material terms of the performance units granted during 2020 to Messrs. Bohley, Coll, Dick and Kirk, including a discussion of the applicable performance measures and target performance for the three-year performance period ending December 31, 2022, are described above under “Compensation Discussion and Analysis—2020 Compensation Decisions—Long-Term Equity Incentive Awards.”
RSUs. The RSUs were granted under the 2015 Plan. The grant date fair value of the RSUs granted on (i) February 25, 2020 was $43.24 per share, (ii) February 20, 2019 was $49.60 per share, (iii) February 7, 2018 was $43.30 per share and (iv) June 1, 2018 was $41.86 per share, each of which were the closing price of a share of our common stock on the date of grant as reported by the NYSE. The RSUs vest on the third anniversary of the date of grant, contingent on continued employment through the vesting date. Material terms of the RSUs granted during 2020 to Messrs. Bohley, Coll, Dick and Kirk are described above under “Compensation Discussion and Analysis—2020 Compensation Decisions—Long-Term Equity Incentive Awards.” Each RSU accrues dividend equivalents for all ordinary cash dividends that are paid to all or substantially all holders of the outstanding shares of our common stock between the grant date and the vesting date. All dividend equivalents are deemed to be reinvested in additional RSUs as of the dividend payment date based on the closing price of a share of our common stock on such date and are subject to the same vesting provisions that apply to the underlying RSU.
Option Awards. The option awards were granted under the 2015 Plan and represent nonqualified stock options. The grant date fair value of the stock options granted on (i) February 25, 2020 was $9.03 per share underlying the options, (ii) February 20, 2019 was $12.0097 per share underlying the options, (iii) February 7, 2018 was $10.5856 per share underlying the options and (iv) June 1, 2018 was $10.6004 per share underlying the options, each as determined using a Black-Scholes option pricing model using the assumptions noted in the following table:
	2020	2019	February 2018	June 2018
Expected volatility	23.4%	23.09%	24.32%	24.50%
Expected dividend yield	1.39%	1.21%	1.54%	1.43%
Expected term (in years)	6.37	6.33	6.38	6.38
Risk-free rate	1.22%	2.52%	2.68%	2.82%
Expected volatility is based on “the average volatilities of otherwise similar public entities” as defined by authoritative accounting guidance. In 2018 and 2019, we paid a $0.15 per share dividend per quarter, and in 2020, we paid a $0.17 per share dividend per quarter. Beginning in the first quarter of 2021, we began paying a $0.19 per share dividend per quarter. The expected term is derived from the average of the weighted vesting life and the contractual term. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.
The stock options become exercisable on the third anniversary of the grant date, contingent on continued employment through the vesting date, and expire ten years from the date of grant. The stock options have an exercise price of $43.24, $49.60, $43.30 and $41.86 per share, which was the closing price of a share of our common stock on February 25, 2020, February 20, 2019, February 7, 2018 and June 1, 2018, respectively, as reported by the NYSE. Other material terms of our option awards are described above under “Compensation Discussion and Analysis—2020 Compensation Decisions—Long-Term Equity Incentive Awards.”

2021 PROXY STATEMENT	[47]

Outstanding Equity Awards at December 31, 2020
The following table provides information regarding the stock options and other equity awards held by the NEOs as of December 31, 2020.
Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options — Exercisable (#)	Number of Securities Underlying Unexercised Options — Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(10)	Market Value of Shares or Units of Stock That Have Not Vested ($)(11)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(12)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(13)
David S. Graziosi	18,690(1)	—	32.13	2/18/2025
	27,778(2)	—	23.59	2/16/2026
	25,672(5)	—	37.11	2/22/2027

					372,327	16,058,463	—	—
G. Frederick Bohley	5,225(3)	—	22.77	8/07/2023
	4,950(4)	—	30.23	2/17/2024
	7,150(1)	—	32.13	2/18/2025
	10,348(2)	—	23.59	2/16/2026
	3,961(5)	—	37.11	2/22/2027
	—	5,787(6)	43.30	2/07/2028
	—	4,959(7)	41.86	6/01/2028
	—	11,052(8)	49.60	2/20/2029
	—	18,594(9)	43.24	2/25/2030
					15,815	682,101	9,882	426,211
John M. Coll	8,802(5)	—	37.11	2/22/2027
	—	11,223(6)	43.30	2/07/2028
	—	11,052(8)	49.60	2/20/2029
	—	12,361(9)	43.24	2/25/2030
					13,967	602,397	7,804	336,587
Michael A. Dick	11,960(1)	—	32.13	2/18/2025
	11,218(2)	—	23.59	2/16/2026
	9,389(5)	—	37.11	2/22/2027
	—	11,784(6)	43.30	2/07/2028
	—	11,702(8)	49.60	2/20/2029
	—	15,319(9)	43.24	2/25/2030
					15,496	668,342	9,007	388,472
Randall R. Kirk	21,400(3)	—	23.58	3/24/2023
	15,580(4)	—	30.23	2/17/2024
	12,020(2)	—	23.59	2/16/2026
	8,802(5)	—	37.11	2/22/2027
	—	11,223(6)	43.30	2/07/2028
	—	11,052(8)	49.60	2/20/2029
	—	12,361(9)	43.24	2/25/2030
					13,967	602,397	7,804	336,587
(1)	The option became exercisable with respect to 100% of the underlying shares on February 19, 2018.
(2)	The option became exercisable with respect to 100% of the underlying shares on February 17, 2019.
(3)	The option became exercisable with respect to 100% of the underlying shares on December 15, 2015.
(4)	The option became exercisable with respect to 100% of the underlying shares on December 1, 2016.

48	2021 PROXY STATEMENT

(5)	The option became exercisable with respect to 100% of the underlying shares on February 22, 2020.
(6)	The option vests with respect to 100% of the underlying shares on February 7, 2021.
(7)	The option vests with respect to 100% of the underlying shares on June 1, 2021.
(8)	The option vests with respect to 100% of the underlying shares on February 20, 2022.
(9)	The option vests with respect to 100% of the underlying shares on February 25, 2023.
(10)
The amounts in the “Number of Shares or Units of Stock That Have Not Vested” column represent the number of shares of common stock underlying unvested RSUs, the number of dividend equivalents on such RSUs and the number of shares vesting in 2021 for the performance units granted in 2018 for the 2018–2020 performance period at their actual payout amount. As of December 31, 2020, the relevant performance conditions for the performance units had been satisfied, but the awards did not fully vest until February 28, 2021.

(11)
Calculated by multiplying the number of shares of RSUs and performance units that have not vested, plus any dividend equivalents on such awards, by $43.13, the closing price of a share of our common stock on December 31, 2020 as reported by the NYSE. The table below shows the vesting dates for the number of shares of common stock underlying unvested awards:

	Vesting Date	RSUs (#)	Dividend Equivalents (#)	Performance Units Granted in 2018 (#)
Mr. Graziosi	02/10/2021			124,108
	01/01/2022			124,108
	01/01/2023			124,111
Mr. Bohley	02/07/2021	1,929	86
	No later than 2/28/2021			1,969
	06/01/2021	1,653	61
	02/20/2022	3,684	117
	02/25/2023	6,198	118
Mr. Coll	02/07/2021	3,741	170
	No later than 2/28/2021			2,057
	02/20/2022	3,684	117
	02/25/2023	4,120	78
Mr. Dick	02/07/2021	3,928	179
	No later than 2/28/2021			2,160
	02/20/2022	3,901	125
	02/25/2023	5,106	97
Mr. Kirk	02/07/2021	3,741	170
	No later than 2/28/2021			2,057
	02/20/2022	3,684	117
	02/25/2023	4,120	78
(12)	Includes unearned performance units at target level.
(13)
Calculated by multiplying the number of performance units that have not been earned by $43.13, the closing price of a share of our common stock on December 31, 2020 as reported by the NYSE. The table below shows the vesting dates for the number of shares of common stock underlying unearned performance unit awards at target level, subject to achievement of the performance conditions:

	Vesting Date	Performance Units (#)
Mr. Bohley	No later than 02/28/2022	3,684
	No later than 02/28/2023	6,198
Mr. Coll	No later than 02/28/2022	3,684
	No later than 02/28/2023	4,120
Mr. Dick	No later than 02/28/2022	3,901
	No later than 02/28/2023	5,106
Mr. Kirk	No later than 02/28/2022	3,684
	No later than 02/28/2023	4,120

2021 PROXY STATEMENT	[49]

Options Exercised and Stock Vested during 2020
Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
David S. Graziosi	—	—	34,443	1,449,600
G. Frederick Bohley	—	—	3,684	157,582
John M. Coll	—	—	8,197	350,636
Michael A. Dick	—	—	8,744	374,034
Randall R. Kirk	3,800	126,768	8,197	350,636
(1)	Includes performance units, RSUs and dividend equivalents that vested as follows:
	Date	Performance units (#)	RSUs (#)	Dividend Equivalents (#)
Mr. Graziosi	2/28/2020	21,051	—	—
	2/22/2020	—	12,836	556
Mr. Bohley	2/28/2020	1,623	—	—
	2/22/2020	—	1,980	81
Mr. Coll	2/28/2020	3,608	—	—
	2/22/2020	—	4,401	188
Mr. Dick	2/28/2020	3,849	—	—
	2/22/2020	—	4,694	201
Mr. Kirk	2/28/2020	3,608	—	—
	2/22/2020	—	4,401	188
Pension Benefits for 2020
The following table sets forth information regarding the accrued pension benefits for the NEOs for 2020 under our defined benefit plan.
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
G. Frederick Bohley	Allison Transmission Retirement Program for Salaried Employees	13.4	612,773	—
Michael A. Dick	Allison Transmission Retirement Program for Salaried Employees	13.4	745,346	—
Randall R. Kirk	Allison Transmission Retirement Program for Salaried Employees	13.4	722,986	—
Messrs. Bohley, Dick and Kirk participate in our defined benefit plan. Messrs. Coll and Graziosi did not commence service with our predecessor prior to January 1, 2007 and are therefore not eligible to participate in our defined benefit plan. For a description of this plan see “Compensation Discussion and Analysis—Defined Benefit Plan” above.
For information with respect to the valuation methods and material assumptions applied in quantifying the present value of the accrued benefits under the defined benefit plan, see NOTE 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.

50	2021 PROXY STATEMENT

Nonqualified Deferred Compensation for 2020
The following table sets forth information regarding the nonqualified deferred compensation for the NEOs for 2020 under our Deferred Compensation Plan. For a description of this plan see “Compensation Discussion and Analysis—Deferred Compensation Plan” above.
Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
David S. Graziosi	42,500	34,000	397,438	(45,377)	1,068,245
G. Frederick Bohley	24,375	19,500	47,645	—	306,641
John M. Coll	21,875	17,500	16,526	—	180,755
Michael A. Dick	979,980	19,000	1,158,463	—	6,292,870
Randall R. Kirk	313,125	17,500	450,961	—	2,111,434
(1)	The amounts shown in this column are reported in the Summary Compensation Table as follows:
	Amount Reported in the Summary Compensation Table as part of Salary for 2020 ($)	Amount Reported in the Summary Compensation Table as part of Non-Equity Incentive Plan Compensation for 2019 ($)	Amount Reported in the Summary Compensation Table as part of Bonus for 2019 ($)
Mr. Graziosi	42,500	—	—
Mr. Bohley	24,375	—	—
Mr. Coll	21,875	—	—
Mr. Dick	23,750	541,152	415,078
Mr. Kirk	65,625	127,772	119,728
(2)	The amounts shown in this column are reported in the Summary Compensation Table for 2020 as part of All Other Compensation.
(3)	The amounts shown in this column are not reported as compensation in the Summary Compensation Table as they do not represent above-market or preferential earnings on deferred compensation.
(4)	Of the amounts shown in this column, the following amounts are reported in the Summary Compensation Table:
	Aggregate Amount Reported in the Summary Compensation Table of this Proxy Statement for 2020 ($)	Aggregate Amount Reported in the Summary Compensation Table of this Proxy Statement for 2019 ($)	Aggregate Amount Reported in the Summary Compensation Table of this Proxy Statement for 2018 ($)
Mr. Graziosi	76,500	72,000	68,250
Mr. Bohley	43,875	37,500	29,813
Mr. Coll	39,375	37,875	35,813
Mr. Dick	998,980	1,135,410	1,018,725
Mr. Kirk	330,625	346,208	325,605

2021 PROXY STATEMENT	[51]

Potential Payments upon Termination or Change-in-Control
Mr. Graziosi has a severance and change-in-control agreement that provides for severance benefits upon termination of employment. See “Compensation Discussion and Analysis—Employment and Severance Arrangements” above. Assuming a termination of employment effective as of December 31, 2020 (i) by us without cause or due to Mr. Graziosi’s resignation for good reason, (ii) by us without cause or due to Mr. Graziosi’s resignation for good reason following a change-in-control, or (iii) due to death or disability, Mr. Graziosi would have received the following severance payments and benefits:
Name	Payment Type	Termination Without Cause or Resignation for Good Reason ($)	Termination Without Cause or Resignation for Good Reason following a Change-in- Control ($)	Termination Due to Death or Disability ($)
David S. Graziosi	Salary	1,800,000	2,700,000	—
	Bonus	3,368,574	5,052,861	1,684,287
	Stock Options (Accelerated)(1)	—	—	—
	Performance Units (Accelerated)(2)	—	12,594,909	—
	Benefit continuation(3)	42,637	65,547	—
	Total	5,211,211	20,413,317	1,684,287
(1)	All stock options held by Mr. Graziosi on December 31, 2020 were vested.
(2)
Amount represents the value of Mr. Graziosi’s unvested performance units granted on June 29, 2018 that would vest pro-rata as a result of a change-in-control. Value is calculated by multiplying the number of unvested performance units by $43.13, the closing price of our common stock on the NYSE on December 31, 2020. Under the other termination scenarios, unvested performance units granted on June 29, 2018 continue to vest in accordance with their terms and therefore are not included in the numbers in this row.

(3)	Consists of continuation of group health benefits. The value of the health benefits was calculated using an estimate of the cost to us of such health coverage based upon past experience.

52	2021 PROXY STATEMENT

Messrs. Bohley, Coll, Dick and Kirk each have a CiC Agreement which provides for severance benefits upon a termination of employment by us without cause or by the executive for good reason, in either case, within two years following a change in control. See “Compensation Discussion and Analysis—Employment and Severance Arrangements” above. Assuming a termination of employment in the event of a change in control had occurred on December 31, 2020, Messrs. Bohley, Coll, Dick and Kirk would have received the following severance payments and benefits:
Name	Payment Type	Termination Without Cause or for Good Reason ($)
G. Frederick Bohley	Salary	1,100,000
	Bonus(1)	363,000
	RSUs (Accelerated)(2)	597,178
	Stock Options (Accelerated)(3)	6,298
	Total	2,066,476

John M. Coll	Salary	900,000
	Bonus(1)	270,000
	RSUs (Accelerated)(2)	513,678
	Stock Options (Accelerated)(3)	—
	Total	1,683,678

Michael A. Dick	Salary	1,000,000
	Bonus(1)	300,000
	RSUs (Accelerated)(2)	575,182
	Stock Options (Accelerated)(3)	—
	Total	1,875,182

Randall R. Kirk	Salary	900,000
	Bonus(1)	270,000
	RSUs (Accelerated)(2)	513,678
	Stock Options (Accelerated)(3)	—
	Total	1,683,678
(1)
Amounts represent the revised payout opportunity under the revised IComp metrics established by the Compensation Committee in June 2020 for the 2020 IComp program, which was equal to 30% of the target-level payout opportunity under the initial IComp metrics.

(2)
Amount represents the value of unvested RSUs and dividend equivalents held by the NEO that would vest as a result of the specified termination event. Value is calculated by multiplying the number of unvested RSUs and dividend equivalents that would vest by $43.13, the closing price of our common stock on the NYSE on December 31, 2020. Unvested performance units continue to vest in accordance with their terms and therefore are not included in the numbers in this row.

(3)
Amounts represent the value of unvested stock options held by the NEO that would vest as a result of the specified termination event. Value is calculated on the basis of the difference between the exercise price and $43.13, the closing price of our common stock on the NYSE on December 31, 2020, multiplied by the number of shares of common stock underlying “in-the-money” options. For Messrs. Coll, Dick and Kirk, none of their unvested stock options were “in-the-money” as of December 31, 2020.

We provide higher levels of life insurance coverage to certain of our executives, including our NEOs, than is generally available to our other employees. In the event of a termination due to death on December 31, 2020, in addition to the amounts, if any, set forth in the table above, each of our NEOs (or their estates) would be entitled under their respective life insurance policies to receive payments equal to four times their then-current base salaries, which base salary amounts are set forth above under “Compensation Discussion and Analysis—2020 Compensation Decisions—Base Compensation,” up to a maximum of $2 million.

2021 PROXY STATEMENT	[53]

Director Compensation

For 2020, Mr. Graziosi, who is an employee of the Company, received no additional compensation for serving on our Board or its committees. Mr. Graziosi’s compensation is reported in the Summary Compensation Table above. During 2020, we provided the following compensation to our non-employee members of the Board:
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
Judy L. Altmaier	95,625	129,996	225,621
Stan A. Askren	100,000	129,996	229,996
Lawrence E. Dewey	145,000	129,996	274,996
David C. Everitt	93,750	129,996	223,746
Alvaro Garcia-Tunon	110,000	129,996	239,996
Carolann I. Haznedar	98,750	129,996	228,746
Richard P. Lavin	97,500	129,996	227,496
Thomas W. Rabaut	145,000	129,996	274,996
Richard V. Reynolds	110,000	129,996	239,996
(1)
Amounts included in this column represent the director’s annual retainer and committee service fees. The annual retainer may be paid in common stock or cash, at the director’s election. Both the annual retainer and committee service fees may be deferred under our Director Deferred Compensation Plan. The annual retainer and committee fees included in this column were paid as follows:

Name	Annual Retainer— Common Stock (#)	Annual Retainer— DSU (#)	Annual Retainer— Cash ($)	Committee and Other Fees—Cash ($)	Committee and Other Fees—DSUs (#)
Ms. Altmaier	—	—	85,000	10,625	—
Mr. Askren	—	1,088	42,500	15,000	—
Mr. Dewey	—	—	85,000	60,000	—
Mr. Everitt	—	—	85,000	8,750	—
Mr. Garcia-Tunon	—	2,216	—	—	650
Ms. Haznedar	—	—	85,000	13,750	—
Mr. Lavin	—	1,107	42,500	12,500	—
Mr. Rabaut	2,216	—	—	60,000	—
General Reynolds	—	—	85,000	25,000	—

54	2021 PROXY STATEMENT

(2)
Represents the grant date fair value of the annual equity award in accordance with ASC 718. The amounts are calculated by multiplying the number of shares underlying the award by the closing price for a share of our common stock as reported by the NYSE on the date of grant and include the director’s annual equity award received in RSUs:

Name	Annual Equity Award—RSUs (#)	Annual Equity Award—DSUs (#)
Ms. Altmaier	—	3,600
Mr. Askren	—	3,600
Mr. Dewey	3,600	—
Mr. Everitt	—	3,600
Mr. Garcia-Tunon	—	3,600
Ms. Haznedar	—	3,600
Mr. Lavin	—	3,600
Mr. Rabaut	3,600	—
General Reynolds	—	3,600
(3)	As of December 31, 2020, our non-employee directors had the following number of RSUs and DSUs outstanding:
Name	RSUs (#)	DSUs (#)
Ms. Altmaier	—	7,229
Mr. Askren	—	8,173
Mr. Dewey	3,647	2,974
Mr. Everitt	—	22,459
Mr. Garcia-Tunon	—	30,688
Ms. Haznedar	—	8,579
Mr. Lavin	—	13,126
Mr. Rabaut	3,647	1,086
General Reynolds	—	28,851
The number of RSUs and DSUs includes dividend equivalents earned on the unvested awards.
Director Compensation Policy
Under our Fifth Amended and Restated Non-Employee Director Compensation Policy, or the Director Compensation Policy, each non-employee director receives:
•
an annual retainer for: (i) Board service, (ii) service as the chair of our Audit, Compensation, Finance and Nominating and Corporate Governance Committees, and (iii) service as a member of our Audit, Compensation, Finance and Nominating and Corporate Governance Committees; and

•	an annual equity award.
For their service as members of our Board, all non-employee directors received:
•
An annual equity award with a grant date fair value of approximately $130,000 payable 100% in RSUs granted under the 2015 Plan (with the number of shares underlying the RSUs based on the closing price of our common stock on the NYSE on the date of grant).

•
An annual retainer of $85,000 payable quarterly in arrears, at the director’s election, either 100% in fully vested common stock granted under the 2015 Plan (valued based on the closing price of a share of our common stock on the NYSE on the date of grant), 100% in cash or 50% in fully vested common stock (valued as described above) and 50% in cash.

2021 PROXY STATEMENT	[55]

•	For service as a member of the following committees, each committee member received an annual cash retainer of:
○	$5,000 for service as a member of the Finance and Nominating and Corporate Governance Committees,
○	$7,500 for service as a member of the Compensation Committee, and
○	$10,000 for service as a member of the Audit Committee.
•	For service as a chair of the following committees, each chair received an annual cash retainer of:
○	$10,000 for service as the chair of our Finance and Nominating and Corporate Governance Committees,
○	$15,000 for service as the chair of our Compensation Committee, and
○	$20,000 for service as the chair of our Audit Committee.
•	The Lead Independent Director and non-executive Chair each received a $50,000 annual cash retainer.
Director Deferred Compensation Plan
We maintain the Director Deferred Compensation Plan, a non-qualified deferred compensation plan that permits each member of our Board who is eligible to receive compensation under the Director Compensation Policy to receive DSUs under the Director Deferred Compensation Plan. DSUs received pursuant to a director’s deferrals are subject to vesting and forfeiture as provided in the Director Compensation Policy. Each DSU represents the right to receive one share of our common stock, or an equivalent amount of cash.

56	2021 PROXY STATEMENT

Ratio of CEO Compensation to Median of Employees

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. David S. Graziosi, our President and Chief Executive Officer. The pay ratio included below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
For 2020, our last completed fiscal year:
•	The median of the annual total compensation of all Allison employees, other than our CEO, was $79,057; and
•	The annual total compensation of our CEO was $1,317,057.
Based on this information, for 2020 the ratio of the annual total compensation of Mr. Graziosi, our Chief
Executive Officer, to the median of the annual total compensation of all employees was 17 to 1.
As permitted under SEC rules, we are using the same median employee for our 2020 pay ratio calculation as we used for our 2019 pay ratio calculation because we did not experience any meaningful changes in our employee population or employee compensation arrangements during 2020 that we reasonably believe would significantly impact our pay ratio disclosure.
We identified our median employee in December 2019. To identify our median employee, as well as the annual total compensation of the median employee, the methodology and the material assumptions, adjustments and estimates that we used were as follows:
•	We determined that, as of December 1, 2019, our employee population excluding our CEO consisted of 3,755 individuals, with approximately 91% of these individuals located in the United States.
•
To identify the median employee, we compared the amount of cash wages, including base salary and hourly and overtime pay, paid to our employees (other than our CEO) from January 1, 2019 to December 31, 2019, as reflected in our payroll records. In making this determination, we annualized the compensation of approximately 1,004 full-time employees who were hired or who joined Allison in 2019 as part of the three acquisitions we completed during 2019 but did not work for us the entire fiscal year.

•
Utilizing the median employee identified in December 2019, we determined our median employee's 2020 annual total compensation in the same manner that we determined the annual total compensation of our NEOs for the Summary Compensation Table.

As described in our Compensation Discussion and Analysis under “2018 CEO Transition and Related Compensation Decisions,” Mr. Graziosi’s 2018 compensation included an equity award of performance units that was purposefully “front-loaded” and intended to replace his annual equity awards for calendar years 2018, 2019 and 2020. The Compensation Committee did not make any additional equity awards to Mr. Graziosi in 2020. Consequently, Mr. Graziosi’s annual total compensation for 2020 does not include amounts for equity compensation. We expect our CEO pay ratio to increase in 2021, as the Compensation Committee resumed granting annual equity awards to Mr. Graziosi in 2021.

2021 PROXY STATEMENT	[57]

Equity Compensation Plan Information

The following table summarizes the information regarding equity awards outstanding and available for future grants as of December 31, 2020.
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	1,985,008(2)	$39.34(3)	12,717,010(4)
Equity compensation plans not approved by security holders	—	—	—
Total	1,985,008	$39.34	12,717,010
(1)	Consists of the 2015 Plan and the Allison Transmission Holdings, Inc. Equity Incentive Award Plan, or the 2011 Plan.
(2)
Includes 856,103 shares subject to RSU and performance unit awards (at the maximum level of performance) and 12,203 shares issuable upon vesting of outstanding dividend equivalents earned on unvested RSU awards.

(3)
Represents the weighted average exercise price of outstanding stock options. Does not take into consideration the shares issuable upon vesting of outstanding RSUs and performance units, which have no exercise price.

(4)
Represents shares available for issuance under the 2015 Plan. No shares remain available for future issuance under the 2011 Plan. However, to the extent outstanding stock options under the 2011 Plan are forfeited or lapse unexercised, the shares of common stock subject to such stock options will be available for future issuance under the 2015 Plan. As of December 31, 2020, 411,080 shares that were previously subject to stock options or RSUs outstanding under the 2011 Plan were forfeited or lapsed and are now included in the number of shares available for issuance under the 2015 Plan.

58	2021 PROXY STATEMENT

Stockholder Proposals at 2022 Annual Meeting

Stockholder proposals to be considered for inclusion in the proxy statement and form of proxy card relating to the 2022 annual meeting of stockholders must be received no later than November 26, 2021. In addition, all proposals will need to comply with Rule 14a-8 of the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals must be delivered to our General Counsel and Secretary by mail at One Allison Way, Indianapolis, Indiana 46222.
Notice of any director nomination or other proposal that a stockholder intends to present at the 2022 annual meeting of stockholders, but does not intend to have included in the proxy statement and form of proxy relating to the 2022 annual meeting of stockholders, must be delivered to our General Counsel and Secretary by mail at One Allison Way, Indianapolis, Indiana 46222 not earlier than January 5, 2022 and not later than 5:00 p.m. Eastern Time on February 4, 2022. In addition, the notice must set forth the information required by our Bylaws with respect to each director nomination or other proposal that a stockholder intends to present at the 2022 annual meeting of stockholders.
In addition, our Bylaws provide a proxy access right permitting certain of our stockholders who have beneficially owned 3% or more of our outstanding common stock continuously for at least 3 years to submit nominations via the Company’s proxy materials for up to 25% of the directors then serving. Notice of proxy access director nominations for the 2022 annual meeting of stockholders must be delivered to our General Counsel and Secretary by mail at One Allison Way, Indianapolis, Indiana 46222 not earlier than October 27, 2021 and not later than November 26, 2021. In addition, the notice must set forth the information required by our Bylaws with respect to each proxy access director nomination that a stockholder intends to present at the 2022 annual meeting of stockholders.
A copy of the Bylaw provisions may be obtained by contacting our General Counsel and Secretary.

2021 PROXY STATEMENT	[59]

Incorporation by Reference

To the extent that this proxy statement is incorporated by reference into any other filings by Allison under the Exchange Act or the Securities Act of 1933, as amended, or the Securities Act, the sections of this proxy statement entitled “Report of the Audit Committee” and “Compensation Committee Report” do not constitute soliciting material and should not be deemed filed with the SEC or incorporated by reference into any other filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate them by reference into such filing.
The information on, or accessible through, our website, www.allisontransmission.com, is not, and should not be deemed to be, a part of this proxy statement, or incorporated into any other filings we make with the SEC.
Annual Report on Form 10-K
Stockholders may receive, without charge, a copy of our 2020 Annual Report on Form 10-K, including consolidated financial statements, as filed with the SEC. Please address requests for a copy of our 2020 Annual Report on Form 10-K to our General Counsel and Secretary at One Allison Way, Indianapolis, Indiana 46222. Our 2020 Annual Report on Form 10-K is also available in the Investor Relations section of our website at ir.allisontransmission.com.

60	2021 PROXY STATEMENT

One Allison Way
Indianapolis, IN 46222-3271
317-242-5000
allisontransmission.com

Allison Transmission

ALLISON TRANSMISSION HOLDINGS, INC.
ONE ALLISON WAY
INDIANAPOLIS, IN 46222

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 4, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ALSN2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 4, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D38909-P48402

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ALLISON TRANSMISSION HOLDINGS, INC.

The Board of Directors recommends you vote FOR each of the following nominees:

1. Election of Directors

Nominees:

	For	Against	Abstain
1a. Judy L. Altmaier	☐	☐	☐
1b. Stan A. Askren	☐	☐	☐
1c. David C. Everitt	☐	☐	☐
1d. Alvaro Garcia-Tunon	☐	☐	☐
1e. David S. Graziosi	☐	☐	☐
1f. Carolann I. Haznedar	☐	☐	☐
1g. Richard P. Lavin	☐	☐	☐
1h. Thomas W. Rabaut	☐	☐	☐
1i. Richard V. Reynolds	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:	For	Against	Abstain
2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2021.	☐	☐	☐
3. An advisory non-binding vote to approve the compensation paid to our named executive officers.	☐	☐	☐

NOTE: If any other business properly comes before the 2021 Annual Meeting, or any adjournments or postponements thereof, the persons named as proxies intend to vote the shares represented by your proxy in their discretion on such business.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com.

D38910-P48402

ALLISON TRANSMISSION HOLDINGS, INC.
ANNUAL MEETING OF STOCKHOLDERS
MAY 5, 2021 11:00 A.M., EDT
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints G. Frederick Bohley and David S. Graziosi, or either of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Allison Transmission Holdings, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 a.m., EDT on May 5, 2021, at www.virtualshareholdermeeting.com/ALSN2021 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted "FOR" all nominees listed on the reverse side for election to the Board of Directors, "FOR" Proposals 2 and 3 and in the discretion of the proxies on such other matters as may properly come before the meeting or any adjournment thereof.

Continued and to be signed on reverse side